Exhibit 99(a)

SUPPLEMENTAL REGULATION FD DISCLOSURE – November 1, 2007

DEFINITIONS

Unless otherwise noted or indicated by the context, in this current report on Form 8-K:

•	The terms “Alltel,” “Company,” “we,” “our” and “us” refer to Alltel Corporation and its consolidated subsidiaries.

•	The term “ACI” refers to Alltel Communications, Inc. and “Alltel Finance” refers to Alltel Communications Finance, Inc. (together with ACI, the “Issuers”), subsidiaries of Alltel Corporation.

•	The term “Parent” refers to Atlantis Holdings LLC, a Delaware limited liability company and direct parent of Merger Sub, which is wholly-owned by affiliates of the Sponsors and the co-investors.

•	The term “Merger Sub” refers to Atlantis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

•	The term “Merger” refers to the merger of Merger Sub with and into Alltel Corporation, with Alltel Corporation continuing as the surviving corporation after the merger.

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The term “Rollover Debt” refers to all of Alltel Corporation’s existing senior notes outstanding at the time of the merger, which had an outstanding aggregate principal amount of approximately $2.3 billion as of September 30, 2007 and will remain outstanding after completion of the merger.

•	The term “Transactions” refers to the Merger and related financing transactions.

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The term “Sponsors” refers to the investment funds affiliated with TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P., which, together with their co-investors, have committed to provide the equity investment to fund a portion of the Transactions.

•	The term “closing date” refers to the date of the closing of the Transactions.

•	References to Alltel’s audited consolidated financial statements are to such statements and notes thereto included in Alltel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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References to Alltel’s unaudited interim consolidated financial statements are to such statements and notes thereto included in Alltel’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “projects,” “approximately,” and “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. All statements made relating to the closing of the Transactions described in this current report on Form 8-K or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Forward-looking statements are subject to risks and uncertainties including, without limitation:

•	the extent, timing, and overall effects of competition in the communications business;

•	adverse changes in economic conditions in the markets served by Alltel Corporation;

•	material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	failure of our suppliers, contractors and third-party retailers to provide the agreed upon services;

•	changes in communications technology;

•	the effects of a high rate of customer churn;

•	adverse changes in the terms and conditions of the wireless roaming agreements of Alltel;

•	whether we will participate in the auction and, if we do participate, our ability to bid successfully for 700 MHz licenses;

•	potential increased costs due to perceived health risks from radio frequency emissions;

•	the effects of declines in operating performance, including impairment of certain assets;

•	risks relating to the renewal and potential revocation of our wireless licenses;

•	potential higher than anticipated inter-carrier costs;

•	potential increased credit risk from first-time wireless customers;

•	the potential for adverse changes in the ratings given to Alltel Corporation’s debt securities by nationally accredited ratings organizations;

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risks relating to our substantially increased indebtedness following the Merger and related transactions, including a potential inability to generate sufficient cash to service our debt obligations, and potential restrictions on our operations contained in our debt agreements;

•	the uncertainties related to our strategic investments;

•	potential conflicts of interest and other risks relating to the Sponsors having control of us;

•	loss of our key management and other personnel or inability to attract such management and other personnel;

•	the effects of litigation, including relating to telecommunications technology patents and other intellectual property;

•	the effects of federal and state legislation, rules, and regulations governing the communications industry;

•	potential challenges to regulatory authorizations and approvals related to the Merger;

•	potential unforeseen failure of our technical infrastructure and systems; and

•	the risks associated with the integration of acquired businesses or any potential future acquired businesses.

Further risks specifically related to the Merger that could cause actual results to differ materially from those discussed in this current report on Form 8-K include the outcome of any legal proceedings instituted against Alltel and others in connection with the proposed Merger, the effect of the announcement of the Merger on our customer relationships, regulatory relationships, operating results and business generally, diversion of management’s attention from ongoing business concerns, business uncertainty and contractual restrictions that may exist during the pendency of the Merger, regulatory review, approvals and restrictions and the amount of the costs, fees, expenses and charges related to the Merger and the final terms of the financings that will be obtained for the Merger.

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general factors including, without limitation, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. We do not undertake any obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE COMPANY

We are the owner and operator of the nation’s largest wireless network as measured by square miles of coverage, covering over 1.6 million square miles. We are also the fifth largest provider of wireless services in the United States, based on customers and revenues. As of September 30, 2007, we served over 12.4 million customers in 35 states, covering nearly 80 million potential customers, or POPs. We are a leading provider of wireless services in non-major metropolitan and rural markets. In each of our markets, on average, we own approximately 30 MHz of spectrum, with the majority of that spectrum in the valuable 850 MHz spectrum band. We believe the 850 MHz spectrum provides a cost advantage compared to higher frequencies as it requires significantly lower expenditures to build out and maintain a rural network than the 1900 MHz spectrum band. Our retail services are offered on our entirely Code Division Multiple Access, or CDMA, network, which is expected to be capable of offering high-speed Evolution Data Optimized, or EVDO, service to approximately 70 percent of our POPs (90 percent when including POPs covered by our EVDO roaming agreement with Sprint Nextel Corporation, or Sprint) by year-end 2007. EVDO technologies provide a broadband wireless environment capable of supporting various leading edge wireless multimedia features and services along with enhanced speed on currently offered applications.

We offer mobile devices along with competitive national and regional service plans, which are designed to maximize profitability and customer growth. In addition to our postpay base, we also offer prepay service plans on a pay-by-the-minute, -day or -month basis in our markets. By tailoring service plans to meet the needs of our customers, we have been able to achieve customer growth, promote brand loyalty, grow revenues and reduce churn. As an example, our innovative “My Circle” service offering provides our customers with enhanced user functionality and flexibility while helping to differentiate us from our competitors. A substantial portion of our retail service revenues are derived from our postpay customers. Prepay customers represented approximately 11 percent of our customers as of September 30, 2007.

We believe our network enables us to cost-effectively increase network capacity, drive greater data usage and average revenue per user per month, or ARPU, and maintain strong levels of customer satisfaction and retention. Our high quality of service has contributed to our strong operating metrics with a low average monthly churn rate of 1.31 percent for postpay customers and ARPU of $55.96 for the third quarter of 2007, as compared to an average monthly churn rate of 1.67 percent for postpay customers and ARPU of $53.76 for the third quarter of 2006. Our total churn rate also declined to 1.90 percent in the third quarter of 2007 from 2.18 percent in the third quarter of 2006. For the three months ended September 30, 2007, we generated service revenues of $2.1 billion and pro forma Adjusted EBITDA of $820.2 million. For the twelve months ended September 30, 2007, we generated service revenues of $7.8 billion and pro forma Adjusted EBITDA of $3.0 billion. See “Summary Historical and Pro Forma Consolidated Financial and Operating Data — Reconciliation of Non-GAAP Financial Measures” and “Reconciliation of Quarterly Non-GAAP Financial Measures.”

In addition to our retail customer base, we have long-term roaming agreements with the national wireless carriers that enable us to earn revenue when their customers roam onto our network. We believe we are the leading independent roaming partner for AT&T, Sprint, T-Mobile USA and Verizon Wireless in our markets. We also have entered into roaming agreements with several domestic wireless companies that enable our customers to roam on their networks. Through these roaming agreements, we are able to offer our customers competitively priced rate plans that provide wireless services covering approximately 95 percent of the U.S. population. In addition to roaming revenues, we also generate revenues from payments made to us as an Eligible Telecommunications Carrier, or ETC (a telephone service provider that has agreed to offer service to all customers, excluding those who fail to pay for service, in the area for which the carrier is designated as an ETC in return for state and federal universal service funds), wholesale transport (revenues derived from charging third parties for use of our fiber-optic network) and the sale of other products and services.

As of September 30, 2007, we owned a majority interest in wireless operations in 116 Metropolitan Statistical Areas, or MSAs, representing approximately 48.2 million POPs, and a majority interest in 239 Rural Service Areas, or RSAs, representing approximately 30.7 million POPs. In addition, we owned a minority interest in 23 other wireless markets, including the Chicago, Illinois and Houston, Texas MSAs. As of September 30, 2007, our penetration rate (number of customers as a percentage of the total population in our service areas) was 15.6 percent. We also offer Personal Communications Services, or PCS, in five markets, including Jacksonville, Florida and Wichita, Kansas, and as of September 30, 2007, we had 154 PCS licenses representing approximately 34 million POPs.

Over the last five years, we have successfully transitioned from an integrated wireless and wireline communications company to an independent wireless operator with over 12.4 million wireless customers as of September 30, 2007. We have successfully completed 12 wireless acquisitions over the last five years, which added over three million customers during that period, and our integration efforts are complete, including the rebranding of acquired markets. As a result of offering a broader and more cost effective product suite, including competitively priced national service and data plans, we believe that we are well positioned to drive further growth in the markets we have acquired.

Our Competitive Strengths

Largest U.S. Wireless Network with High Quality Spectrum. We own and operate the nation’s largest wireless network, covering nearly 80 million POPs in 35 states and over 1.6 million square miles as of September 30, 2007. We are one of the largest independent wireless providers, serving over 12.4 million customers as of September 30, 2007. Our retail services are offered on a network that is entirely CDMA, and we also, in selected areas, have deployed a Global System for Mobile Communications, or GSM, network, which contributes a portion of our roaming revenue. Our network’s data capabilities are expanding as approximately 70 percent of our POPs (90 percent when including POPs covered by our EVDO roaming agreement with Sprint) are expected to have access to EVDO data services by year-end 2007, compared to 56 percent as of December 31, 2006. In our markets, on average, we own approximately 30 MHz of spectrum, with the majority of that spectrum in the valuable 850 MHz spectrum band, which we believe creates a competitive advantage when compared to operators using higher frequency spectrum. We believe the 850 MHz spectrum is a cost advantage compared to higher frequencies as it requires significantly lower expenditures to build out and maintain a rural network than the 1900 MHz spectrum band.

Well Positioned in Attractive Markets. We are a leading provider of wireless services in non-major metropolitan U.S. markets such as Lincoln, Nebraska, Savannah, Georgia and Shreveport, Louisiana. We believe many of our markets are particularly attractive because they: (1) generally have lower wireless penetration than the national average, (2) have lower data penetration than major metropolitan markets and (3) are typically less competitive than major metropolitan markets. As a result of our extensive network, we believe we are the leading independent wireless roaming partner in our markets to the four national carriers as they utilize our network to augment their networks to provide national coverage to their customers. All four national carriers have signed long-term contracts that provide us with roaming revenue. For the twelve months ended September 30, 2007, we generated gross roaming revenue of $689.0 million. Our contracts with Verizon Wireless, AT&T, T-Mobile USA and Sprint extend through 2010, 2012, 2013 and 2016, respectively. Our recent EVDO network upgrades should further improve our customers’ experience and contribute to increased data usage among our customers and those of our roaming partners.

Strong Customer Metrics and Track Record of Growth. We have grown our customer base for ten consecutive quarters since the first quarter of 2005, and we believe there is opportunity for continued customer growth above our current penetration rate of 15.6 percent as of September 30, 2007. In each of our last seven quarters, we have improved our customer churn rates on a year-over-year basis. Our total ARPU increased to $55.96 in the third quarter of 2007 from $54.04 in the third quarter of 2005, driven in part by increased monthly data ARPU that has grown to $6.36 in the third quarter of 2007 from $2.18 in the third quarter of 2005. Between the third quarters of 2005 and 2007, we have grown our customers from approximately 10.4 million to over 12.4 million and our quarterly service revenues from $1.6 billion to $2.1 billion. This growth has been driven by both our organic customer growth and our disciplined acquisition strategy.

Experienced Management Team. Our senior management team has, on average, 14 years of experience in the telecommunications industry. Moreover, most members of the management team have considerable tenure with us, providing valuable management depth and cohesiveness throughout the organization. Management has successfully integrated 12 wireless acquisitions in the past five years, adding over 25 million POPs and three million customers.

Our Business Strategy

Focus on Non-Major Metropolitan and Rural Markets. We believe we are well positioned to continue to increase our penetration in the non-major metropolitan and rural markets, in addition to servicing customers in selected top 100 MSAs. These markets typically have lower wireless penetration than urban markets, and their low population density results in a more expensive network build-out on a per POP basis. We believe the 850 MHz spectrum provides a cost advantage compared to higher frequencies as it requires significantly lower expenditures to build out and maintain a rural network than the 1900 MHz spectrum band. We believe these circumstances provide us with an attractive opportunity to grow our customer base while facing a less direct competitive threat.

Focus on Customer Satisfaction. We offer mobile devices along with competitive national and regional service plans that are designed to maximize profitability and customer growth. By designing our service plans to meet the customer’s needs, we believe we are able to promote brand loyalty, reduce churn and grow our customer base. Service plan offerings such as “My Circle” and our family plans have improved customer satisfaction and retention as demonstrated, in part, by the decline in the postpay churn rate to 1.31 percent in the third quarter of 2007 from 1.67 percent in the third quarter of 2006 and by net customer additions of over 851,000, excluding acquired customers, for the twelve months ended September 30, 2007. We also believe that asynchronous contract expiration dates of multiple users on a single family plan account have increased customer tenure and reduced churn.

Increase Data Usage. We expect to capitalize on the anticipated industry-wide growth in wireless data service revenues through investment in our data network and by offering attractively priced data service plans. As of September 30, 2007, we had invested over $540 million in the build-out of our EVDO network, and we expect approximately 70 percent of our POPs (90 percent when including POPs covered by our EVDO roaming agreement with Sprint) to have EVDO capability by year-end 2007. Additionally, in the third quarter of 2007, approximately 43 percent of the handsets we sold were enabled for 3G data services. Based on results from other carriers (both domestic and international), we believe that as 3G networks, data capable handsets and data and video applications become more prevalent, contributions to data revenue will continue to increase and account for a larger proportion of our total ARPU.

Maintain Balance between Growth and Profitability. We believe that our customer growth, integration of acquired markets, investment in our data network and enhanced operational efficiency has enabled us to increase our Adjusted EBITDA from $714.6 million in the three months ended September 30, 2006 to $820.2 million in the three months ended September 30, 2007. We intend to leverage our strong brand as a customer-focused communications company utilizing cost-effective national service plans within our heritage and recently acquired markets in order to continue our growth strategy.

RISKS FACTORS

We face intense competition in our business that could reduce our market share or adversely affect our business, financial condition or results of operations.

Substantial and increasing competition exists in the wireless communications industry. Multiple wireless service providers may operate in the same geographic area, along with any number of resellers that buy bulk wireless services from one of the wireless service providers and resell them to their customers. In January 2003, the Federal Communications Commission, or FCC, lifted its rule imposing limits on the amount of spectrum that can be held by one provider in a specific market. Competition may continue to increase as a result of recent consolidation in the communications industry and to the extent that there are other consolidations in the future involving our competitors. The upcoming 700 MHz spectrum auction could also provide carriers an opportunity to extend operations into new geographic areas, thereby increasing competition and adversely affecting roaming revenues.

A majority of our wireless markets have multiple carriers. The presence of multiple carriers within our wireless markets combined with the effects of aggregate penetration of wireless services in all markets has made it increasingly difficult to attract new customers and retain existing ones. While the recent consolidation in the wireless industry may reduce the number of carriers in our markets, the carriers resulting from such consolidation will be larger and potentially more effective in their ability to compete with us. Furthermore, the traditional dividing lines between long-distance, local, wireless, video and Internet services are increasingly becoming blurred as major providers are striving to provide integrated services in many of the markets we serve. As a result of increased competition, we anticipate that the price per minute for wireless voice services will decline while costs to acquire customers, including, without limitation, handset subsidies and advertising and promotion costs, may increase. Our ability to continue to compete effectively will depend upon our ability to anticipate and respond to changes in technology, customer preferences, new service offerings (including bundled offerings), demographic trends, economic conditions and competitors’ pricing strategies. Failure to successfully market our products and services or to adequately and timely respond to competitive factors could reduce our market share or adversely affect our business, financial condition or results of operations.

In the current wireless market, our ability to compete also depends on our ability to offer regional and national calling plans to our customers. We rely on roaming agreements with other wireless carriers to provide roaming capabilities in areas not covered by our network. These agreements are subject to renewal and termination if certain events occur, including, without limitation, if network standards are not maintained. Our roaming agreements with Verizon Wireless, AT&T, T-Mobile USA and Sprint expire in 2010, 2012, 2013 and 2016, respectively. If we are unable to maintain or renew these agreements, our ability to continue to provide competitive regional and nationwide wireless service to our customers could be impaired, which, in turn, would have an adverse impact on our wireless operations.

The FCC approval of the merger imposes a cap on revenue we are eligible to recover from the USF. There can be no assurance that a challenge to the FCC or other regulatory approvals of the merger will not be made.

On October 26, 2007, Alltel Corporation, its relevant subsidiaries and Parent obtained approvals from the FCC for the transfer of control to Parent of the Alltel entities that hold FCC licenses and authorizations. The FCC’s approval of the merger is conditioned upon Alltel’s agreement that any USF support Alltel receives as a competitive ETC be capped at an amount equal to the annualized equivalent of the amount of USF support Alltel received for 2007, measured as of June 30, 2007. Alternatively, Alltel may elect to receive USF support based on its “actual costs” of providing USF services, as defined in the 96 Act and related FCC regulations, if Alltel demonstrates that its network is in compliance with certain new E-911 regulations. This cap on USF support will apply to Alltel until such time as the FCC may adopt comprehensive reforms to the USF rules. While varying interpretations of this condition under particular circumstances may occur, Alltel expects that the maximum amount of USF support available under the proposed cap will exceed the amount of USF support received for 2006. For the year ended December 31, 2006, Alltel received revenue in the form of USF support of approximately $260.0 million.

Alltel Corporation, its relevant subsidiaries and Parent had filed their required applications with the FCC on June 4, 6 and 14, 2007, respectively, seeking this approval, and the parties filed minor amendments to the applications on July 19, August 13 and October 25, 2007. No party filed a petition to deny the applications. On July 25, 2007, T-Mobile USA filed comments requesting that the FCC seek assurances from Atlantis Holdings that Alltel Corporation will continue to provide seamless roaming to its customers following completion of the merger. On August 6, 2007, Alltel Corporation and Atlantis Holdings filed a joint response to the arguments set forth in T-Mobile USA’s comments affirming that Alltel Corporation will continue to honor its existing roaming agreements and that Atlantis Holdings will assume the obligations associated with these agreements when it acquires control of Alltel Corporation upon consummation of the Transactions. Interested parties have until November 26, 2007 to file petitions for reconsideration of the FCC approval. The FCC also has until November 26, 2007 to reconsider the FCC approval on its own motion. There can be no assurance that a challenge to the merger in connection with this FCC approval or by any federal or state governmental entity regulating competition and telecommunications businesses will not be made. If any such challenge is made, there can be no assurance of the result of such challenge.

We are subject to government regulation of the telecommunications industry.

As a provider of wireless communication services, we are subject to regulation primarily by the FCC. The FCC’s regulatory oversight consists of ensuring that wireless service providers are complying with the Communications Act of 1934, as amended, or the Communications Act, and governing technical standards, outage reporting, spectrum usage, license requirements, market structure, universal service obligations, and consumer protection, including public safety issues like enhanced 911 emergency service, or E-911, and the Communications Assistance for Law Enforcement Act, or CALEA and accessibility requirements (including hearing aid capabilities). The FCC has rules and regulations governing the construction and operation of wireless communications systems and licensing and technical standards for the provision of wireless communication services. The FCC also regulates the terms under which ancillary services may be provided through wireless facilities. While the FCC has authority to regulate rates for wireless services, it has so far refrained from doing so. States are preempted under the Communications Act from regulatory oversight of wireless carriers’ market entry and retail rates, but they are permitted to regulate the terms and conditions of wireless services which are unrelated to either rates or market entry.

The FCC and various state commissions regulate our status as an ETC, which qualifies us to receive support from the USF. The FCC’s approval of the merger is conditioned upon Alltel’s agreement that any USF support Alltel receives as a competitive ETC be capped at an amount equal to the annualized equivalent of the amount of USF support Alltel received for 2007, measured as of June 30, 2007. Alternatively, Alltel may elect to receive USF support based on its “actual costs” of providing USF services, as defined in the 96 Act and related FCC regulations, if Alltel demonstrates that its network is in compliance with certain new E-911 regulations. While varying interpretations of this condition under particular circumstances may occur, Alltel expects that the maximum amount of USF support available under the proposed cap will exceed the amount of USF support received for 2006. For the year ended December 31, 2006, Alltel received revenue in the form of USF support of approximately $260.0 million. In addition, the rules and methodology under which carriers contribute to the federal fund are the subject of an ongoing FCC rulemaking proceeding in which a change from the current interstate revenue-based system to some other system based upon line capacity or utilized numbers is being considered. The Federal-State Universal Service Joint Board has recommended, among other things, to cap universal service support for competitive ETCs like Alltel, and the FCC is considering whether to adopt this recommendation and/or implement other changes to the way universal service funds are disbursed to program recipients. Any such change could reduce the amount of ETC payments we receive.

Further, the FCC and Federal Aviation Administration, or the FAA, regulate the siting, lighting and construction of transmitter towers and antennae. Tower siting and construction is also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation. The future costs to comply with all relevant regulations are to some extent unknown and could result in higher operating expenses in the future. The nation’s telecommunications laws continue to be reviewed with bills introduced in Congress, rulemaking proceedings at the FCC and state regulatory initiatives, the effects of which could significantly impact Alltel’s wireless telecommunications business in the future. In addition, the adoption of new regulations or changes to existing regulations (such as those relating to the USF or our designation as an ETC) could result in higher operating expenses or loss of revenue in the future.

Rapid and significant changes in technology could require us to significantly increase capital investment or could result in reduced demand for our services.

Technologies for wireless communications are rapidly changing as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Our deployment of third-generation digital technologies will require us to make additional capital investments. Furthermore, in the future, competitors may seek to provide competing wireless telecommunications service through the use of developing technologies such as WiFi, WiMax and Voice over Internet Protocol, or VoIP. We cannot predict which of many possible future technologies, products or services will be important to maintaining our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. The cost of implementing or competing against future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these changes.

CDMA-based technologies currently serve less than 20 percent of the wireless users worldwide, with GSM-based technologies being the predominant technology globally. The GSM operators are deploying Universal Mobile Telecommunications System, or UMTS, technology as they migrate to third-generation networks. If the global market for CDMA-based technologies decreases further and leads to either higher prices or lower availability of infrastructure equipment or handsets supporting CDMA-based technologies, we could be forced to migrate to either GSM- or UMTS-based technologies to remain competitive. This would require us to make extensive capital investments and potentially incur asset write-downs, which could adversely affect our business, financial condition or results of operations.

There can be no assurance that we will obtain licenses in the upcoming 700 MHz spectrum auction; if we do obtain licenses we may have to increase our capital expenditure.

The 700 MHz auction, or Auction 73, is scheduled to begin on January 24, 2008. On October 5, 2007, the FCC released a public notice finalizing the bidding framework for Auction 73 and establishing a December 3, 2007 deadline for filing applications (a “Short Form Application”) to participate in Auction 73. Pursuant to FCC rules, an entity that files a Short Form Application will not be permitted to participate in an auction, or will be barred from further participation in that auction, if that entity consummates a substantial change of control after filing its Short Form Application but before completion of the auction. Provided the merger is completed and we are eligible to file a Short Form Application, we currently intend to participate in Auction 73; however, there can be no assurance that we will obtain any licenses in Auction 73. If we do not obtain any licenses, we could be placed at a competitive disadvantage or our business, financial condition or results of operations could be adversely affected. If we do obtain any licenses we may have to increase our capital expenditure in order to deploy any technologies that may develop for this spectrum and there can be no assurance that any such deployments will be successful.

We and our suppliers may be subject to claims of infringement regarding telecommunications technologies that are protected by patents and other intellectual property rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties may assert infringement claims against us or our suppliers from time to time based on our or their general business operations, the equipment, software or services that we or they use or provide, or the specific operation of our wireless networks. We generally have indemnification agreements with the manufacturers, licensors and suppliers who provide us with the equipment, software and technology that we use in our business to protect us against possible infringement claims, but we cannot guarantee that the financial condition of an indemnifying party will be sufficient to protect us against all losses associated with infringement claims. Our suppliers may be subject to infringement claims that could preclude their ability to or make it more expensive for them to supply us with the products and services we require to run our business. Moreover, we may be subject to claims that products, software and services provided by different vendors that we combine to offer our services may infringe the rights of third parties, and we may not have any indemnification from our vendors for these claims. Whether or not an infringement claim against us or a supplier is valid or successful, it could adversely affect our business, financial condition or results of operations by diverting management attention, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all), requiring us to redesign our business operations or systems to avoid claims of infringement or requiring us to purchase products and services at higher prices or from different suppliers.

A high rate of customer churn would negatively impact our business.

Wireless providers, including us, experience varying rates of customer churn. We believe that customers change wireless providers for many reasons, including call quality, service offerings, price, coverage area and customer service. We expect to incur significant expenses to improve customer retention and reduce churn by subsidizing product upgrades and/or reducing pricing to match competitors’ initiatives, upgrading our network and providing improved customer service. There can be no assurance that these efforts will be successful or that these efforts, if successful, will result in a lower rate of customer churn. A high rate of churn would adversely affect our business, financial condition or results of operations because we would lose revenue and because the cost of adding a new customer, which generally includes a higher commission expense than incurred for retention of a current customer, is a significant factor in income and profitability for participants in the wireless industry.

System failures could result in higher churn, reduced revenue and increased costs and could harm our reputation.

Our technical infrastructure (including our network infrastructure and ancillary functions supporting our network such as billing and customer care) is vulnerable to damage or interruption from technology failures, power loss, floods, windstorms, fires, human error, terrorism, intentional wrongdoing or similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. If any of the above events were to occur, we could experience higher churn, reduced revenues and increased costs, any of which could harm our reputation and have a material adverse effect on our business.

We rely heavily on third parties to provide specialized services; a failure by such parties to provide the agreed upon services could materially adversely affect our business, financial condition and results of operations.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse or are unable to supply us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products we purchase. However, some suppliers, including software suppliers, are the exclusive sources of their specific products. Because of the costs and time lags that can be associated with transitioning from one supplier to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse effect on our business, financial condition and results of operations.

Our wireless licenses are subject to renewal and potential revocation in the event that we violate applicable laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year period for which they are granted. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed our wireless licenses in the past. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. We have been the subject of recent enforcement actions that may be taken into consideration when the FCC reviews our license renewal applications. The FCC rules establish the qualifications for competing applications and the standards to be applied in comparative hearings. The FCC rules provide that a renewal applicant awarded a renewal expectancy is entitled to a significant preference in a comparative hearing against a competing application. Although we believe that our wireless licenses will be renewed in the ordinary course, we cannot provide any assurance that the FCC will award us a renewal expectancy or renew our wireless licenses upon their expiration. If any of our wireless licenses were revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, financial condition and results of operations.

Our costs could increase and our revenues could decrease due to perceived health risks from radio frequency emissions, especially if these perceived risks are substantiated.

Public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, including us. In particular, negative public perception of, and regulations regarding, these perceived health risks could slow the market acceptance of wireless communications services. The potential connection between radio frequency emissions and certain negative health effects has been the subject of substantial study by the scientific community in recent years, and numerous health-related lawsuits have been filed against wireless carriers and wireless device manufacturers. If a scientific study or court decision resulted in a finding that radio frequency emissions posed health risks to consumers, it could negatively impact the market for wireless services, which would adversely affect our business, financial condition or results of operations. We do not maintain any insurance with respect to these matters.

Declines in our operating performance could ultimately result in an impairment of our indefinite-lived assets, including goodwill, or our long-lived assets, including property and equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments of indefinite-lived intangible assets, including goodwill and wireless licenses, annually, and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. If we do not achieve our planned operating results, this may ultimately result in a non-cash impairment charge related to our long-lived and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

We may incur higher than anticipated inter-carrier compensation costs.

When our customers use our service to call customers of other carriers, we may be required under the current inter-carrier compensation scheme to pay the carrier that serves the called party. Similarly, when a customer of another carrier calls one of our customers, that carrier may be required to pay us. While we have been successful in negotiating agreements with other carriers that impose reasonable reciprocal compensation arrangements, some carriers attempt to unilaterally impose what we believe to be unreasonably high charges on us. These inter-carrier charges are currently established generally by state commissioners applying FCC rules and orders. The FCC is considering possible regulatory approaches to address this situation but we cannot provide any assurance that any FCC rulings will be beneficial to us. An adverse FCC or state action could result in carriers successfully collecting higher inter-carrier fees from us, which could adversely affect our business, financial condition or results of operations.

The FCC is considering making significant changes to its inter-carrier compensation scheme. We cannot predict with any certainty the likely outcome of this FCC proceeding. Some of the alternatives that are under consideration by the FCC could increase the interconnection costs we pay. If we are unable to provide our products and services to customers cost-effectively, our competitive position and business prospects could be materially adversely affected.

As the wireless market matures, we must increasingly seek to attract customers from competitors and face increased credit risk from first time wireless customers.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. Any such higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in a higher rate of involuntary churn and increased bad debt expense.

The loss of any of our senior management team or attrition among our buyers or key sales associates could adversely affect our business, financial condition or results of operations.

Our success in the wireless services telecommunications industry will continue to depend to a significant extent on our senior management team, buyers and key sales associates. We rely on the experience of our senior management, who have specific knowledge relating to us and our industry that would be difficult to replace. If we were to lose a portion of our buyers or key sales associates, our ability to benefit from long-standing relationships with key vendors or to provide relationship-based customer service may suffer. We cannot provide any assurance that we will be able to retain our current senior management team, buyers or key sales associates. The loss of any of these individuals could adversely affect our business, financial condition or results of operations.

We could incur significant costs resulting from compliance with or liability under environmental, health and safety laws and regulations.

Our operations are subject to environmental laws and regulations relating to the protection of the environment and health and safety, including those governing the use, management and disposal of, and exposure to, hazardous materials, the cleanup of contamination and the emission of radio frequency. While we believe our current operations are in substantial compliance with such laws and regulations, our operations at owned and operated properties, including the current and historic use of hazardous materials, could require us to incur significant costs resulting from compliance with or violations of such laws and regulations, the imposition of cleanup obligations and third-party suits.

After the Merger, the Sponsors will control us and may have conflicts of interest with us or the interests of the noteholders in the future.

The Sponsors will indirectly own substantially all of our capital stock after consummation of the Merger, on a fully diluted basis but excluding shares underlying options expected to be granted pursuant to our new stock incentive plan and excluding the effect of any cash or stock investments by employees following consummation of the Merger. As a result, the Sponsors will have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of shareholders regardless of whether noteholders believe that any such transactions are in their own best interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness, sell assets, or pursue financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to noteholders. In addition, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with the interests of noteholders.

Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or both of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. So long as investment funds associated with or designated by the Sponsors continue to directly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50 percent, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

We are subject to litigation related to the Merger.

Subsequent to the announcement of the merger agreement, Alltel, its directors, and in certain cases the Sponsors, were named in sixteen putative class actions alleging claims for breach of fiduciary duty and aiding and abetting such alleged breaches arising out of the proposed sale of Alltel. The suits sought, among other things, class action status, a court order enjoining Alltel and its directors from consummating the merger, and the payment of attorneys’ fees and expenses.

On July 19, 2007, the parties in the shareholder litigation entered into a memorandum of understanding contemplating the settlement of the litigation described above. Certain provisions of the proposed settlement and the memorandum of understanding are subject to court approval, which we do not expect will be considered until after the closing of the Transactions. In connection with the settlement, Alltel agreed to pay certain attorneys’ fees and expenses. These amounts have been included in integration expenses, restructuring and other charges in Alltel’s interim consolidated statements of income for the nine months ended September 30, 2007. There can be no assurance that the court will approve the settlement. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. See Note 14 to the unaudited interim consolidated financial statements for additional information.

We may face risks associated with the Merger.

We will face risks specifically related to the merger that could have a material adverse effect on our business, financial condition and results of operations. These risks include, among other things:

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed merger;

•	the effect of the announcement of the merger on our customer relationships, regulatory relationships, operating results and business generally;

•

diversion of management’s attention from ongoing business concerns, business uncertainty and contractual restrictions on business operations imposed by the merger agreement during the pendency of the merger; and

•	regulatory review, approvals and restrictions and the amount of the costs, fees, expenses and charges related to the merger and the final terms of the financings that will be obtained for the merger.

THE TRANSACTIONS

Overview

On May 20, 2007, Atlantis Holdings, Merger Sub and Alltel Corporation entered into the merger agreement, pursuant to which Merger Sub will merge with and into Alltel Corporation, with Alltel Corporation continuing as the surviving corporation and becoming a direct subsidiary of Atlantis Holdings. The completion of the merger will result in the following conversions and cancellations of each of our outstanding shares (other than shares held by any wholly-owned subsidiary of ours, shares owned by Atlantis Holdings or Merger Sub or held by Alltel Corporation and shares owned by stockholders, if any, who properly demand their statutory appraisal rights under Delaware law):

•	common stock, par value $1.00 per share, will be converted into the right to receive $71.50 in cash, without interest;

•	$2.06 No Par Cumulative Convertible Preferred Stock, Series C, will be converted into the right to receive $523.22 in cash, without interest; and

•	$2.25 No Par Cumulative Convertible Preferred Stock, Series D, will be converted into the right to receive $481.37 in cash, without interest.

The merger agreement contains customary provisions, including representations and warranties and covenants with respect to the conduct of the business and various closing conditions.

Regulatory and Shareholder Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period. On June 5, 2007, Alltel Corporation and the Parent filed their respective notifications and report forms with the Federal Trade Commission, or the FTC, and the U.S. Department of Justice, Antitrust Division, or the Antitrust Division. The applicable waiting period expired on July 5, 2007. At any time before or after the merger, the Antitrust Division, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Alltel Corporation, the Parent, or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds or in connection with the FCC approval or by any federal or state governmental entity regulating competition and telecommunications businesses will not be made or, if a challenge is made, of the result of such challenge.

The merger was also subject to Alltel Corporation shareholder approval. On August 29, 2007, at a special meeting of the shareholders of Alltel Corporation, the shareholders approved the merger.

On October 26, 2007, Alltel Corporation, its relevant subsidiaries and Parent obtained approvals from the FCC for the transfer of control to Parent of the Alltel entities that hold FCC licenses and authorizations. The FCC’s approval of the merger is conditioned upon Alltel’s agreement that any USF support Alltel receives as a competitive ETC be capped at an amount equal to the annualized equivalent of the amount of USF support Alltel received for 2007, measured as of June 30, 2007. Alternatively, Alltel may elect to receive USF support based on its “actual costs” of providing USF services, as defined in the 96 Act and related FCC regulations, if Alltel demonstrates that its network is in compliance with certain new E-911 regulations. While varying interpretations of this condition under particular circumstances may occur, Alltel expects that the maximum amount of USF support available under the proposed cap will exceed the amount of USF support received for 2006. For the year ended December 31, 2006, Alltel received revenue in the form of USF support of approximately $260.0 million. Alltel Corporation, its relevant subsidiaries and Parent had filed their required applications with the FCC on June 4, 6 and 14, 2007, respectively, seeking this approval, and the parties had filed minor amendments to the applications on July 19, August 13 and October 25, 2007. No party filed a petition to deny the applications. On July 25, 2007, T-Mobile USA filed comments requesting that the FCC seek assurances from Atlantis Holdings that Alltel Corporation will continue to provide seamless roaming to its customers following completion of the merger. On August 6, 2007, Alltel Corporation and Atlantis Holdings filed a joint response to the arguments set forth in T-Mobile USA’s comments affirming that Alltel Corporation will continue to honor its existing roaming agreements and that Atlantis Holdings will assume the obligations associated with these agreements when it acquires control of Alltel Corporation upon consummation of the Transactions. Interested parties have until November 26, 2007 to file petitions for reconsideration of the FCC approval. The FCC also has until November 26, 2007 to reconsider the FCC approval on its own motion. There can be no assurance that a challenge to the merger in connection with this FCC approval or by any federal or state governmental entity regulating competition and telecommunications businesses will not be made. If any such challenge is made, there can be no assurance of the result of such challenge.

The Parties and the Transactions

ACI is a wholly-owned subsidiary of Alltel Corporation and is its principal operating subsidiary. Alltel Finance is a wholly-owned subsidiary of ACI and exists solely for the purpose of serving as a co-issuer of the senior notes, Alltel Finance does not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the senior notes should not expect Alltel Finance to participate in servicing the interest and principal obligations of the senior notes. It is currently expected that ACI will be converted to a limited liability company sometime after the completion of the merger.

The closing of the merger is expected to occur substantially concurrently with the closing of our senior secured credit facilities, the funding of our senior unsecured debt, the closing of the equity investment described below and the offer to repurchase certain indebtedness described below. For additional information on our debt financing, see our Current Report on Form 8-K filed with the SEC on November 1, 2007.

The merger agreement and related documents contemplate the occurrence of the following transactions:

•

an aggregate capital contribution to Atlantis Holdings of $4.6 billion in cash by the Sponsors, and their equity co-investors (including any management investment in the form of cash, stock or options), which will constitute the equity portion of the merger financing;

•	the entering into by ACI of a new senior secured credit facility consisting of:

•

a senior secured revolving credit facility of $1.5 billion which will be available on and after the closing date of the Transactions until the sixth anniversary of such closing date (no more than $500 million of this revolving facility can be drawn for the purchase or acquisition, in excess of $750 million, of licenses and rights in the 700 MHz auction to be conducted by the FCC);

•

a senior secured term loan facility in an aggregate principal amount of $14.0 billion maturing 7.5 years from the closing date of the Transactions, the entire amount of which will be drawn substantially concurrently with the consummation of the Transactions;

•

a delayed draw term loan facility with an additional $750.0 million maturing 7.5 years from the closing date of the Transactions, available on a delayed-draw basis until the one-year anniversary of the closing date of the Transactions for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC (which may be available in the same amount under the senior secured term loan facility in the event such amounts are paid or committed to be paid on or prior to the closing date of the Transactions);

•

the incurrence by the Issuers of $5.2 billion in aggregate principal amount of senior unsecured cash pay debt, including the senior notes, with the balance constituting a senior unsecured cash pay interim loan facility with an initial term of one year, which can be exchanged for senior unsecured cash pay exchange notes or converted into senior unsecured cash pay term loans, in either case maturing November     , 2015;

•

the incurrence by the Issuers of $2.5 billion in aggregate principal amount of senior unsecured payment-in-kind, or PIK, toggle debt (which may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility with an initial term of one year, which can be exchanged for senior unsecured PIK toggle exchange notes or converted into senior unsecured PIK toggle term loans, in either case maturing November     , 2017); and

•

the distribution by ACI to Alltel Corporation of an aggregate amount of $21.7 billion substantially concurrent with the consummation of the Transactions, which will constitute the debt portion of the merger financing.

Atlantis Holdings’ financing arrangements contemplate that all of Alltel Corporation’s existing senior notes outstanding at the time of the merger, which had an outstanding aggregate principal amount of approximately $2.3 billion as of September 30, 2007, will remain outstanding after completion of the merger. The Rollover Debt consists of:

•	$800.0 million principal amount of Alltel Corporation’s 7.00 percent notes due 2012;

•	$200.0 million principal amount of Alltel Corporation’s 6.50 percent notes due 2013;

•	$300.0 million principal amount of Alltel Corporation’s 7.00 percent notes due 2016;

•	$300.0 million principal amount of Alltel Corporation’s 6.80 percent notes due 2029;

•	$700.0 million principal amount of Alltel Corporation’s 7.875 percent notes due 2032; and

•	$0.2 million principal amount under an Alltel Corporation 10.00 percent promissory note due 2010.

None of the subsidiaries of Alltel Corporation are guarantors of the Rollover Debt.

In addition, on October 15, 2007, we launched cash tender offers and consent solicitations, conditioned upon and expected to close substantially simultaneously with the consummation of the Transactions, to repurchase the following indebtedness:

•	$297.3 million principal amount of 8.00 percent notes due 2010 of Alltel Ohio Limited Partnership, or Alltel Ohio, a subsidiary of ACI, guaranteed by Alltel Corporation;

•	$39.0 million principal amount of 6.65 percent notes due 2008 of ACI guaranteed by Alltel Corporation; and

•	$53.0 million principal amount of 7.60 percent notes due 2009 of ACI guaranteed by Alltel Corporation.

The debt repurchase will be financed by the indebtedness described above. On October 26, Alltel announced that ACI and Alltel Ohio had received tenders and consents (the requisite consents for each series) from holders of approximately $26.1 million (or approximately 66.86 percent of the aggregate principal amount) of ACI’s 6.65 percent notes due 2008, $49.2 million (or approximately 92.88 percent of the aggregate principal amount) of ACI’s 7.60 percent notes due 2009 and $280.0 million (or approximately 94.18 percent of the aggregate principal amount) of Alltel Ohio’s 8.00 percent notes due 2010. We intend to issue at or after the closing of the Transactions a notice of redemption with respect to any such indebtedness that is not purchased in the debt repurchase.

We have assumed for the purposes of this current report on Form 8-K, that concurrent with the closing of the Transactions, holders of the $2.0 million outstanding principal amount of 4.625 percent convertible subordinated notes of Western Wireless LLC, or Western Wireless, a subsidiary of ACI, guaranteed by Alltel Corporation, will exercise their conversion right and will receive $3,650.09 per $1,000 principal amount of the notes. To the extent such notes are not converted at the option of the holder on or before the consummation of the merger, such notes will remain outstanding and will be entitled to convert only into $3,650.09 per $1,000 principal amount of the notes. In connection with the Transactions, we and our subsidiaries will incur significant indebtedness and will be highly leveraged. Additionally, interest expense will significantly increase. See “Financial Condition, Liquidity and Capital Resources.”

For additional information on our debt financing see our Current Report on Form 8-K filed with the SEC on November 1, 2007.

The Merger Agreement

The merger agreement contains customary representations and warranties by Alltel Corporation, customary representations and warranties by Atlantis Holdings and Merger Sub, and customary covenants and other agreements among Alltel Corporation, Merger Sub and Atlantis Holdings. Each of Alltel Corporation, Atlantis Holdings and Merger Sub agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate the merger, including with respect to obtaining the necessary consents, approvals and authorizations from governmental authorities.

The completion of the merger will result in the conversions and cancellations of all of our outstanding shares as described above. The consummation of the merger is subject to satisfaction or waiver of certain customary conditions set forth in the merger agreement including the receipt of the approvals described under “— Regulatory and Shareholder Approvals.” These conditions also include the absence of laws, governmental regulations or orders preventing the consummation of the merger or any other transaction contemplated by the merger agreement.

The merger agreement also contains customary provisions with respect to the conduct of the business. The funds required for the merger are expected to be $26.7 billion, $25.0 billion of which is payable to Alltel Corporation’s stockholders and holders of options and other awards, with the remaining $1.7 billion used to repay and refinance certain existing indebtedness of Alltel Corporation and its subsidiaries and to pay customary fees and expenses in connection with the Transactions. These funding requirements are expected to be satisfied from the following sources:

•	$7.7 billion of estimated proceeds from the funding of senior unsecured debt;

•	$14.0 billion of estimated term loan borrowings under the new senior secured term loan facility; and

•	$4.6 billion of estimated equity contributions from the Sponsors and any non-controlling equity co-investors and any management investment as of the closing date of the Transactions.

Prior to the consummation of the merger, the merger agreement may be terminated by the mutual written consent of Atlantis Holdings and Alltel Corporation. In addition, with certain exceptions, either Atlantis Holdings or Alltel Corporation may terminate the merger agreement at any time before the completion of the merger (1) if the merger has not been completed before May 20, 2008, the “end date,” which date may be extended up to July 20, 2008 if certain regulatory conditions to closing have not yet been met and an additional 30 days under certain circumstances if the Marketing Period, as defined in the merger agreement, shall have commenced but not ended prior to the previously scheduled end date; or (2) if any court of competent jurisdiction issues or enters an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction, legal restraint or order is final and non-appealable.

Alltel Corporation may also terminate the merger agreement if (1) Atlantis Holdings or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by the end date, so long as Alltel Corporation has given Atlantis Holdings 30 days’ prior written notice and is not then in material breach of the merger agreement; or (2) if the merger has not been consummated by the third business day after the final day of the Marketing Period, provided that the conditions to closing relating to the accuracy of Alltel Corporation’s representations and warranties and compliance with its covenants under the merger agreement are then satisfied.

Atlantis Holdings may also terminate the merger agreement (1) if Alltel Corporation has breached or failed to perform any of the representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by the end date, so long as Atlantis Holdings has given Alltel Corporation 30 days’ prior written notice and Atlantis Holdings is not then in material breach of the merger agreement; or (2) if Alltel Corporation’s board of directors publicly approves, endorses or recommends an alternative transaction or fails to publicly recommend against acceptance of a tender or exchange offer that is a competing business combination proposal within 10 business days after the commencement of the offer; or (3) if Alltel Corporation’s board of directors notifies Atlantis Holdings that it intends to terminate the merger agreement to enter into a superior proposal.

If the merger agreement is terminated under certain specified circumstances principally relating to the existence of an alternative proposal, Alltel Corporation will be required to pay a termination fee of $550.0 million to Atlantis Holdings. If the merger agreement is terminated under certain specified circumstances, Atlantis Holdings will be required to pay a termination fee of $625.0 million to Alltel Corporation. Each Sponsor has severally agreed to guarantee one-half of any such amounts payable by Atlantis Holdings to Alltel Corporation in accordance with the terms of the merger agreement.

Atlantis Holdings and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the completion of the merger, whenever asserted or claimed, now existing in favor of the current or former directors, officers or employees, as the case may be, of Alltel Corporation or its subsidiaries as provided in their respective charters or by-laws or other organizational documents or in any agreement as in effect on the date of the merger agreement will survive the merger and continue in full force and effect. Atlantis Holdings will cause the surviving corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Alltel Corporation and any of its subsidiaries’ charters and by-laws or similar organizational documents or in any indemnification agreements of Alltel Corporation or its subsidiaries with any of their respective current or former directors, officers or employees, in each case in effect as of the date of the merger agreement, and will not, for a period of six years from the date of the merger agreement, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of Alltel Corporation or any of its subsidiaries and all rights to indemnification thereunder in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

From and after the completion of the merger, Alltel Corporation will to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of Alltel Corporation or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the completion of the merger in connection with that person’s serving as an officer, director or employee or other fiduciary of Alltel Corporation or any of its subsidiaries, or if any other entity if such service was at the request or for the benefit of Alltel Corporation.

For a period of six years from the completion of the merger, the Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Alltel Corporation and its subsidiaries or cause to be provided substitute policies or purchase, or cause Alltel Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts and containing terms and conditions that are not less advantageous than such policy with respect to matters arising on or before the effective time of the merger. However, the Parent and the surviving corporation will not be required to pay for these insurance policies in respect of any one policy year annual premiums in excess of a specified dollar amount prior to the date of the merger agreement, but in such case will purchase policies with the greatest coverage available for a cost not exceeding such amount. If the surviving corporation purchases a “tail policy” and the annualized cost of coverage for the six-year period exceeds a specified dollar amount, the surviving corporation will purchase a policy with the greatest coverage available for a cost not exceeding such amount.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize the historical and pro forma consolidated financial and operating data for the business of Alltel. The summary historical consolidated financial data for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2007 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The summary pro forma condensed consolidated statement of income for the twelve months ended September 30, 2007 has been derived by taking the historical audited statement of income for the year ended December 31, 2006, plus the historical unaudited statement of income for the nine months ended September 30, 2007, less the historical unaudited statement of income for the nine months ended September 30, 2006. The summary pro forma consolidated financial and operating data for the twelve months ended September 30, 2007 and as of September 30, 2007 (including the summary pro forma selected credit statistics) give effect to the Transactions as if they had occurred as of January 1, 2006 for the unaudited pro forma condensed consolidated statement of income and as of September 30, 2007 for the unaudited pro forma condensed consolidated balance sheet and have been derived from our unaudited pro forma financial information. The unaudited pro forma financial and operating data (including the pro forma selected credit statistics) are for illustrative and informative purposes only and do not purport to represent or be indicative of what our financial condition or results of operations would have been had the Transactions occurred as of January 1, 2006, for purposes of the unaudited pro forma condensed consolidated income statement, or September 30, 2007, with respect to the unaudited pro forma condensed consolidated balance sheet. See “The Transactions.” The unaudited pro forma financial and operating data (including the pro forma selected credit statistics) should not be considered representative of our future financial condition or results of operations. The pro forma adjustments related to the Transactions are preliminary and are based upon available information and certain assumptions that we believe are reasonable. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma condensed consolidated financial and operating data presented below. Such differences may be material. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

As a result of the wireline spin-off and divestiture of our international and certain domestic wireless operations, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, our financial statements include discontinued operations. We have not revised our statements of cash flows for years prior to 2004 to separately present the cash flow activities from continuing operations. Summary historical financial information is not presented below for periods prior to 2004. For summary historical income statement information for the years 2002 and 2003, see our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference.

For a more detailed explanation of our financial condition and operating results, see “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The following summary historical and pro forma consolidated financial and operating data cover periods prior to the Transactions. See “The Transactions.” Accordingly, the historical consolidated financial data do not reflect the significant impact that the Transactions will have on us, including increased levels of indebtedness and the impact of purchase accounting.

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Year Ended December 31, 2006	Pro Forma Twelve Months Ended September 30, 2007
	2004	2005	2006	2006	2007
	(in millions)
Statement of Income Data:
Revenues and sales:
Service revenues	$4,826.0	$5,924.5	$7,029.8	$5,178.7	$5,923.2
Product sales	472.9	648.0	854.2	617.1	611.9

Total revenues and sales	5,298.9	6,572.5	7,884.0	5,795.8	6,535.1	$7,848.5	$8,587.7

Costs and expenses:
Cost of services	1,552.6	1,959.9	2,340.6	1,726.9	1,933.4	2,339.0	2,545.5
Cost of products sold	743.6	941.8	1,176.9	849.8	876.1	1,176.9	1,203.2
Selling, general, administrative and other expenses	1,268.6	1,518.8	1,755.3	1,298.5	1,445.5	1,782.8	1,932.5
Depreciation and amortization	775.9	994.8	1,239.9	916.0	1,060.0	1,832.2	1,913.1
Integration expenses, restructuring and other charges	39.3	23.0	13.7	10.8	53.3	13.7	20.6

Total costs and expenses	4,380.0	5,438.3	6,526.4	4,802.0	5,368.3	7,144.6	7,614.9

Operating income	918.9	1,134.2	1,357.6	993.8	1,166.8	703.9	972.8
Non-operating income, net	9.7	121.5	97.5	77.6	40.3	97.5	60.2
Interest expense	(333.1)	(314.5)	(282.5)	(234.9)	(140.3)	(2,135.3)	(2,060.3)
Gain on exchange or disposal of assets and other	—	218.8	126.1	126.1	56.5	126.1	56.5

Income (loss) from continuing operations before income taxes	595.5	1,160.0	1,298.7	962.6	1,123.3	(1,207.8)	(970.8)
Income taxes	183.4	424.5	475.0	374.7	415.8	(500.0)	(443.1)

Income (loss) from continuing operations	412.1	735.5	823.7	587.9	707.5	$(707.8)	$(527.7)

Income (loss) from discontinued operations, net of tax	634.1	603.3	305.7	325.6	0.9

Income before cumulative effect of accounting change	1,046.2	1,338.8	1,129.4	913.5	708.4
Cumulative effect of accounting change, net of tax	—	(7.4)	—	—	—

Net income	$1,046.2	$1,331.4	$1,129.4	$913.5	$708.4

	As of December 31,			As of September 30,		Pro Forma As of September 30, 2007
	2004	2005	2006	2006	2007
	(in millions)
Balance Sheet Data:
Working capital	$156.4	$306.9	$834.8	$2,726.8	$589.3	$351.1
Property, plant and equipment, net	4,472.4	5,102.7	5,231.4	4,950.0	5,031.4	5,031.4
Cash and short term investments	477.2	982.4	934.2	3,086.0	824.6	389.2

Total assets	16,603.7	24,013.1	18,343.7	19,330.2	17,705.8	32,995.9
Total liabilities	9,475.0	10,997.6	5,681.8	5,972.6	5,764.0	28,419.4
Total shareholders’ equity	7,128.7	13,015.5	12,661.9	13,357.6	11,941.8	4,576.5
Total long-term debt (including current maturities)(a)	5,294.5	5,727.1	2,733.7	2,934.2	2,704.3	23,633.0

(a)	See Note (b)(10) to our unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 for additional information. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(in millions)
Statement of Cash Flow Data from Continuing Operations:
Net cash provided by operating activities	$1,288.1	$1,565.3	$1,490.2	$997.0	$1,838.8
Net cash used in investing activities	(914.3)	(1,636.9)	(2,693.6)	(1,174.1)	(521.0)
Net cash used in financing activities	(1,359.1)	(748.3)	(3,184.8)	(2,055.2)	(1,477.8)

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2007
	2004	2005	2006	2006	2007
	(in millions)
Other Financial Data:
Operating Income	$918.9	$1,134.2	$1,357.6	$993.8	$1,166.8	$972.8
EBITDA(a)	1,697.3	2,449.2	2,740.8	2,048.7	2,305.9	2,969.5
Adjusted EBITDA(a)	1,794.5	2,467.0	2,752.7	2,049.9	2,323.3	3,026.1
Capital Expenditures	806.1	992.1	1,197.1	742.6	744.6	1,199.1

(a)	See “ — Reconciliation of Non-GAAP Financial Measures.”

Pro Forma Twelve Months Ended September 30, 2007
(dollar amounts in millions)
Selected Credit Statistics(a):
ACI senior secured indebtedness	$14,000.0
Total ACI debt	21,700.0
Total Alltel consolidated debt(b)	24,000.2
Total Alltel consolidated net debt(c)	23,435.6
Alltel consolidated cash interest expense	1,993.0
Ratio of ACI senior secured indebtedness to Adjusted EBITDA	4.6x
Ratio of total ACI net debt to Adjusted EBITDA(d)	7.0x
Ratio of total Alltel consolidated net debt to Adjusted EBITDA(d)	7.7x
Ratio of Adjusted EBITDA to Alltel consolidated cash interest expense	1.5x

(a)	As Alltel Corporation is a holding company, all ACI debt is consolidated in the total consolidated Alltel debt, with substantially all of the consolidated Adjusted EBITDA derived from ACI and its subsidiaries.
(b)	Does not include fair value adjustments related to assumed debt included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2007. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”
(c)	Total Alltel consolidated net debt is calculated as Alltel consolidated debt net of cash and short-term investments. For purposes of this pro forma ratio, Alltel’s cash and short-term investments includes $564.6 million of cash on hand expected on the closing date of the Transactions after giving effect to the Transactions. The $564.6 million of cash includes cash expected from operations between October 1, 2007 and the closing date of the Transactions of $175.4 million; such amount differs from the amount of cash and short-term investments included in the unaudited pro forma condensed consolidated financial statements as of September 30, 2007. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”
(d)	Total ACI net debt is calculated as ACI debt net of cash and short-term investments. For purposes of this pro forma ratio, ACI’s cash and short-term investments includes substantially all of the $564.6 million of cash on hand expected to be available to ACI after the close of the Transactions.

	For the Three Months Ended
	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007
Operating Data:
Customers(a)	8,801.3	9,067.5	10,424.7	10,662.3	10,827.1	11,085.1	11,162.3	11,823.9	12,060.6	12,242.0	12,447.1
Average customers(a)	8,704.6	9,040.3	9,956.7	10,507.8	10,731.4	10,951.3	11,133.2	11,676.3	11,940.7	12,147.4	12,338.4
Gross customer additions(a)(b)	723.7	805.6	2,065.9	928.0	805.5	882.6	805.4	1,331.9	867.5	789.9	904.8
Net customer additions(a)(b)	174.8	266.2	1,357.2	237.6	164.7	258.1	77.2	661.6	236.6	181.5	205.0
Market penetration	13.8%	13.7%	13.8%	14.0%	14.0%	14.2%	14.5%	15.0%	15.2%	15.4%	15.6%
Postpay customer churn	1.72%	1.58%	1.92%	1.83%	1.66%	1.47%	1.67%	1.47%	1.33%	1.16%	1.31%
Total churn	2.11%	1.99%	2.37%	2.20%	2.00%	1.91%	2.18%	1.92%	1.77%	1.67%	1.90%
Retail minutes of use per customer per month(c)	547	593	614	626	610	638	645	650	651	724	746
Retail revenue per customer per month(d)	$45.31	$46.42	$48.08	$46.68	$46.21	$47.57	$47.66	$46.62	$46.88	$48.26	$49.62
Average revenue per customer per month(d)	$49.04	$50.85	$54.04	$52.36	$51.23	$52.78	$53.76	$52.84	$52.49	$54.10	$55.96
Data revenue per customer per month(d)	$1.81	$2.03	$2.18	$2.61	$2.86	$3.26	$3.74	$4.14	$4.70	$5.63	$6.36

(a)	Data in thousands.
(b)	Includes the effects of acquisitions. Excludes reseller customers for all periods presented.
(c)	Represents the average monthly minutes that Alltel’s customers use on both our network and while roaming on other carriers’ networks.
(d)	Retail revenue per customer per month is calculated by dividing wireless retail revenues by average customers for the period. Data revenue per customer per month is calculated by dividing data revenues by average customers for the period. Average revenue per customer per month is calculated by dividing wireless service revenues by average customers for the period. Data revenue and a reconciliation of the revenues used in computing retail revenue is as follows:

	For the Three Months Ended
	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007
	(in millions)
Service revenues	$1,280.7	$1,379.2	$1,614.1	$1,650.5	$1,649.2	$1,734.1	$1,795.4	$1,851.1	$1,880.1	$1,971.6	$2,071.5
Less wholesale roaming revenues	(91.1)	(112.2)	(170.2)	(171.6)	(151.0)	(163.6)	(171.5)	(168.2)	(154.2)	(170.1)	(196.5)
Less wholesale transport revenues	(6.3)	(8.1)	(7.6)	(7.3)	(10.4)	(7.8)	(32.2)	(49.9)	(46.4)	(42.9)	(38.1)

Total retail revenues	$1,183.3	$1,258.9	$1,436.3	$1,471.6	$1,487.8	$1,562.7	$1,591.7	$1,633.0	$1,679.5	$1,758.6	$1.836.9

Data revenues	$47.2	$55.0	$65.2	$82.2	$92.0	$107.1	$125.0	$145.1	$168.5	$205.2	$235.5

Reconciliation of Non-GAAP Financial Measures

We have presented EBITDA and Adjusted EBITDA because we believe they provide information that assists investors in understanding our past financial performance because they exclude certain non-cash charges and other non-operating items that we believe are not representative of our core business and because they are measures that are commonly used by investors in evaluating high yield debt instruments. Measurements of Adjusted EBITDA in this current report on Form 8-K are based on our calculation of EBITDA (net income before net interest expense, provision for income taxes and depreciation and amortization) adjusted in part based on the definitions of such terms included in the indenture governing the senior notes and ACI’s senior secured credit facilities; however, the measurement of EBITDA and Adjusted EBITDA in such indenture and senior secured credit facilities may have certain additional adjustments and therefore the calculations thereunder are not necessarily the same as the measurements used in this current report on Form 8-K. Furthermore, the measurement of EBITDA and Adjusted EBITDA in this current report on Form 8-K may not be comparable to those of other companies in our industry. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items, other items that we do not expect to continue in the future and adjustments permitted in calculating covenant compliance under the indenture governing the senior notes and our new senior secured credit facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of the terms EBITDA and Adjusted EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as measures of liquidity. In particular, Adjusted EBITDA should not be viewed as a reliable predictor of our ability to generate cash to service our debts because certain of the items added to net income to determine Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service our debts will be different from Adjusted EBITDA.

As discussed, measurements of Adjusted EBITDA in this current report on Form 8-K are based on our calculation of EBITDA adjusted in part based on the definitions of such terms included in the indenture governing the senior notes being offered hereby and ACI’s senior secured credit facilities. The indenture and senior secured credit facilities will be entered into as part of the Transactions and were not in existence in prior periods and we have not previously presented these measures. We present EBITDA and Adjusted EBITDA for certain prior periods solely for illustrative purposes, and these measurements may not include all the adjustments we may have made had these measures been presented historically.

In addition to the reconciliation tables set forth below, see “Reconciliation of Quarterly Non-GAAP Financial Measures” for a reconciliation of certain figures appearing in this current report on Form 8-K.

The following table sets forth reconciliations of net income to EBITDA on a historical basis and income (loss) from continuing operations to EBITDA on a pro forma basis, the most directly comparable GAAP measures, for the periods indicated:

						Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2006	Twelve Months Ended September 30, 2007
	2004	2005	2006	2006	2007
	(in millions)
Net income	$1,046.2	$1,331.4	$1,129.4	$913.5	$708.4
Income from discontinued operations(a)	(634.1)	(603.3)	(305.7)	(325.6)	(0.9)
Cumulative effect of accounting change(b)	—	7.4	—	—	—

Income (loss) from continuing operations	412.1	735.5	823.7	587.9	707.5	$(707.8)	$(527.7)
Income tax expense (benefit)	183.4	424.5	475.0	374.7	415.8	(500.0)	(443.1)
Interest expense, net of interest income	325.9	294.4	202.2	170.1	122.6	2,055.0	2,027.2
Depreciation and amortization expense	775.9	994.8	1,239.9	916.0	1,060.0	1,832.2	1,913.1

EBITDA	$1,697.3	$2,449.2	$2,740.8	$2,048.7	$2,305.9	$2,679.4	$2,969.5

(a)	The following are included in discontinued operations:

•

On July 17, 2006, Alltel completed the spin-off of its wireline business. The wireline operations have been reported as discontinued operations for the period January 1, 2004 to July 16, 2006. On August 1, 2005, as part of its acquisition of Western Wireless, Alltel acquired international operations in eight countries. The international operations have been reported as discontinued operations from August 1, 2005 through the dates of sale. All of the international operations were sold by June 2006.

•

As a condition of receiving approval for its acquisitions of Western Wireless and Midwest Wireless Holdings of Mankato, or Midwest Wireless, Alltel agreed to divest certain wireless operations in Arkansas, Kansas, Nebraska and Minnesota. The operations in Arkansas, Kansas and Nebraska have been reported as discontinued operations from August 1, 2005 through the dates of sale, which occurred during the fourth quarter of 2005 and the first quarter of 2006. The operations in Minnesota have been reported as discontinued operations from September 7, 2006 to the date of sale, April 3, 2007. See Note 14 to the audited consolidated financial statements and Note 10 to the unaudited interim financial statements for additional information regarding the discontinued operations.

(b)	Represents the cumulative effect of the change in accounting principle resulting from Alltel’s adoption of Financial Accounting Standards Board, or FASB, Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, or FIN 47. In connection with the spin-off, Alltel transferred to Windstream Corporation, or Windstream, the conditional asset retirement obligation resulting from the adoption of FIN 47. See Note 2 to the audited consolidated financial statements for additional information regarding the adoption of FIN 47.

The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA on a historical and pro forma basis for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma
						Year Ended December 31,	Twelve Months Ended September 30,
	2004	2005	2006	2006	2007	2006	2007
	(in millions)
EBITDA	$1,697.3	$2,449.2	$2,740.8	$2,048.7	$2,305.9	$2,679.4	$2,969.5
Minority interest in consolidated partnerships	80.1	69.1	46.6	37.1	27.4	46.6	36.9
Equity earnings in unconsolidated partnerships, net of cash distributions received	9.7	(8.3)	(9.4)	(8.9)	(8.6)	(9.4)	(9.1)
Gain on exchange or disposal of assets and other(a)	—	(218.8)	(126.1)	(126.1)	(56.5)	(126.1)	(56.5)
Fidelity National special cash dividend(b)	—	(111.0)	—	—	—	—	—
Stock-based compensation expense, net of restricted shares surrendered for tax(c)	2.0	4.0	33.0	25.1	22.3	33.0	30.2
Integration expenses and restructuring charges(d)	39.3	23.0	13.7	10.8	53.3	13.7	20.6
Non-cash rental income, net of amortization of related deferred leasing costs(e)	(33.9)	(33.9)	(33.9)	(25.4)	(25.4)	—	—
Other miscellaneous changes in operating expenses(f)	—	50.5	(3.5)	(2.9)	4.9	(3.5)	4.3
Management fee paid to Sponsors(g)	—	—	—	—	—	27.5	30.2
Pro forma EBITDA for Western Wireless and Midwest Wireless acquisitions(h)	—	243.2	91.5	91.5	—	91.5	—

Adjusted EBITDA	$1,794.5	$2,467.0	$2,752.7	$2,049.9	$2,323.3	$2,752.7	$3,026.1

(a)	The following are included in gain on exchange or disposal of assets and other:

•

During 2005, Alltel recorded pretax gains of $158.0 million related to an exchange of wireless assets with AT&T. Alltel also recorded a pretax gain of $75.8 million in connection with the sale of its investment in Fidelity National Financial Inc., or Fidelity National, common stock. In addition, Alltel incurred $15.0 million of pretax termination fees associated with the repurchase of $450.0 million of long-term debt and termination of a related interest rate swap.

•

During 2006, Alltel recorded a pretax gain of $176.6 million related to the liquidation of its investment in Rural Telephone Bank Class C stock. In addition, Alltel incurred $23.0 million of pretax termination fees associated with the repurchase of $1.0 billion of long-term debt and termination of a related interest rate swap. Alltel also incurred a loss of $27.5 million due to a tax-free debt exchange with two investment banks.

•	During 2007, Alltel recorded a pretax gain of $56.5 million associated with the sale of marketable equity securities. See Notes 12 and 19 to the audited consolidated financial statements.

(b)	During 2005, Alltel received a special cash dividend on its investment in Fidelity National common stock.
(c)	Compensation expense recognized by Alltel related to restricted stock and stock option awards. See Note 8 and Note 5 to the audited and unaudited interim consolidated financial statements, respectively, for additional information. See “Sponsors Management Agreement.”
(d)	The following are included in integration expenses and restructuring charges:

•

During 2004, Alltel reorganized its operations and support teams and recorded a restructuring charge of $14.5 million consisting of $10.9 million in severance and employee benefit costs related to a planned workforce reduction, relocation expenses of $2.8 million and lease termination costs of $0.8 million. Alltel also recorded a pretax write-down of $24.8 million in the carrying value of certain corporate and regional facilities to fair value in conjunction with the organizational changes and the 2003 sale of its financial services division to Fidelity National.

•

During 2005, in connection with the exchange of wireless assets with AT&T and purchase of wireless properties in Alabama and Georgia, Alltel incurred integration expenses of $18.5 million, primarily consisting of handset subsidies incurred to migrate the acquired customer base to CDMA handsets. Alltel also incurred $4.5 million of integration expenses related to its acquisition of Western Wireless, primarily consisting of computer system conversion costs.

•

During 2006, Alltel incurred an additional $10.8 million of integration expenses related to its acquisition of Western Wireless, consisting of costs incurred to convert Western Wireless’ customer billing and operational support systems to Alltel’s internal systems.

•

During the fourth quarter of 2006 and the first nine months of 2007, in connection with the purchase of Midwest Wireless and properties in Illinois, Texas and Virginia, Alltel incurred system conversion and other integration costs totaling $13.3 million to convert the acquired properties to Alltel’s customer billing and support systems. Also during 2007, in connection with the closing of two call centers, Alltel recorded severance and employee benefit costs of $4.7 million and lease termination fees of $2.6 million. In connection with the Transactions, Alltel also incurred $35.6 million of incremental costs in 2007, principally consisting of financial advisory, legal and regulatory filing fees. Due to the non-recurring nature of the charges incurred by Alltel in connection with the Transactions, these amounts have been excluded from the pro forma financial information presented in our unaudited pro forma condensed consolidated financial information. See Note 10 to the audited consolidated financial statements and Note 7 to the unaudited interim consolidated financial statements for additional information regarding these integration expenses and restructuring charges.

(e)	Represents non-cash rental income and amortization of deferred leasing costs related to Alltel’s agreement to lease cell site towers to American Tower Corporation. The deferred rental income was received in advance by Alltel under the terms of the leasing agreement and would have been recognized ratably over the remaining lease term ending in 2017. As of the closing date of the Transactions, the remaining deferred rental income and deferred leasing costs will be written-off. See Note (b)(7) to the unaudited pro forma condensed consolidated balance sheet for additional information.
(f)	The following are included in other miscellaneous changes in operating expenses:

•

Effective January 1, 2005, Alltel changed its accounting for operating leases with scheduled rent increases to recognize the scheduled increases in rent expense on a straight-line basis. The effect of this change resulted in incremental rent expense of $19.7 million in 2005. Also during 2005, Alltel incurred $19.4 million of incremental costs related to hurricane Katrina and three other storms, consisting of increased long-distance and roaming expenses due to providing these services to affected customers at no charge, system maintenance costs to restore network facilities, additional losses from bad debts, and company donations to support the hurricane relief efforts.

(g)	See “Sponsors Management Agreement.”
(h)	For 2005, represents the historical EBITDA of Western Wireless for the seven months ended July 31, 2005. Alltel acquired Western Wireless on August 1, 2005. For 2006, represents the historical EBITDA of Midwest Wireless for the nine months ended September 30, 2006. Alltel acquired Midwest Wireless on October 3, 2006.

SOURCES AND USES

The following table illustrates the estimated sources and uses of funds relating to the Transactions expected at the closing date of the Transactions. Actual amounts will vary from estimated amounts depending on several factors, including, among other things, the closing date, differences from our estimate of fees, expenses and other costs related to the Transactions, differences from our estimate of cash expected from operations prior to the closing date and any changes made to the sources of the contemplated debt financing. See the following together with the information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information” and “The Transactions.” For additional information on our debt financing, see our current report on Form 8-K filed with the SEC on November 1, 2007.

Sources		Uses
(in millions)		(in millions)
Available cash(1)	$1,000.0	Purchase price(8)	$24,970.7
Senior secured credit facilities:		Conversion of Western Wireless notes(9)	7.3
Senior secured revolving credit facility(2)	—	Repurchase of existing debt(10)	389.3
Senior secured term loan facility(3)	14,000.0	Rollover Debt(6)	2,300.2
Delayed draw term loan facility(4)	—	Cash on hand(1)	564.6
Senior unsecured cash pay debt(5)	5,200.0	Estimated fees and expenses(11)	1,368.1

Senior unsecured PIK toggle debt(5)	2,500.0
Rollover Debt(6)	2,300.2
Cash equity investment(7)	4,600.0

Total Sources	$29,600.2	Total Uses	$29,600.2

(1)	Includes cash expected from operations between October 1, 2007 and the closing date of the Transactions of $175.4 million; such amount differs from the amount of cash and short term investments included in the unaudited pro forma condensed consolidated financial statements as of September 30, 2007. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”
(2)	The senior secured revolving credit facility consists of $1.5 billion which will be available on and after the closing date of the Transactions until the sixth anniversary of such closing date (no more than $500 million of this revolving facility can be drawn for the purchase or acquisition, in excess of $750 million, of licenses and rights in the 700 MHz auction to be conducted by the FCC). This senior secured revolving credit facility will remain undrawn on the closing date of the Transactions. See “The Transactions.”
(3)	The senior secured term loan facility will mature 7.5 years after the closing of the Transactions. See “The Transactions.”
(4)	The delayed draw term loan facility consists of an additional $750.0 million maturing 7.5 years from the closing date of the Transactions and is available on a delayed-draw basis until the one-year anniversary of the closing date of the Transactions for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC. See “The Transactions.”
(5)	The $5.2 billion senior unsecured cash pay debt includes the senior notes, with the balance constituting a senior unsecured cash pay interim loan facility with an initial term of one year, which can be exchanged for senior unsecured cash pay exchange notes or converted into senior unsecured cash pay term loans, in either case maturing November , 2015. The $2.5 billion senior unsecured PIK toggle debt may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility with an initial term of one year, which can be exchanged for senior unsecured PIK toggle exchange notes or converted into senior unsecured PIK toggle term loans, in either case maturing November , 2017.
(6)	The Rollover Debt consists of the following (in millions):

$800.0 principal amount of Alltel Corporation’s 7.00 percent notes due 2012

$200.0 principal amount of Alltel Corporation’s 6.50 percent notes due 2013

$300.0 principal amount of Alltel Corporation’s 7.00 percent notes due 2016

$300.0 principal amount of Alltel Corporation’s 8.00 percent notes due 2029

$700.0 principal amount of Alltel Corporation’s 7.875 percent notes due 2032

$0.2 principal amount under an Alltel Corporation 10.00 percent promissory note due 2010

None of the subsidiaries of Alltel Corporation are guarantors of the Rollover Debt. For additional information on our debt financing, see our current report on Form 8-K filed with the SEC on November 1, 2007.

(7)	Represents the cash equity investment to be made by the Sponsors, any non-controlling equity co-investors and any management investment as of the closing date of the Transactions.
(8)	Represents the merger consideration equal to $71.50 per share of common stock, exchange of Series C and D preferred stock for cash and cash payment to settle outstanding stock option awards.
(9)	Assumes the conversion of $2.0 million principal amount of 4.625 percent convertible notes of Western Wireless, guaranteed by Alltel Corporation, into $3,650.09 in cash per $1,000 principal amount of notes. To the extent such notes are not converted at the option of the holder on or before the consummation of the merger, such notes will remain outstanding and will be entitled to convert only into $3,650.09 per $1,000 principal amount of the notes.
(10)	Assumes the repurchase of existing debt, in connection with our offers to repurchase such debt, consisting of the following (in millions):

$297.3 principal amount of 8.00 percent notes due 2010 of Alltel Ohio, a subsidiary of ACI, guaranteed by Alltel Corporation

$ 39.0 principal amount of 6.65 percent notes due 2008 of ACI guaranteed by Alltel Corporation

$ 53.0 principal amount of 7.60 percent notes due 2009 of ACI guaranteed by Alltel Corporation

To the extent that this existing debt is not repurchased in such offers, we intend to issue at or after the closing of the Transactions a notice of redemption with respect to any such indebtedness that is not so repurchased in the debt repurchase.

(11)	Consists of estimated fees and expenses related to the Transactions, including discounts to the initial purchasers of the senior notes, tender, consent and conversion fees in connection with the repurchase and conversion of existing debt, commitment and financing fees payable in connection with the new senior secured credit facilities, payments under employee agreement change of control provisions and legal, accounting and advisory fees associated with the Transactions, including fees payable to the Sponsors. All fees and expenses are estimates and actual amounts may differ.

CAPITALIZATION

The following table sets forth our cash and short-term investments and consolidated capitalization as of September 30, 2007. In addition, the table presents our consolidated capitalization as of September 30, 2007 on an as adjusted basis to give effect to the Transactions as if they had occurred on that date. You should read the following information in conjunction with the information contained in “The Transactions” and “Sources and Uses” included elsewhere in this current report on Form 8-K. See the following information in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and notes thereto, each as included elsewhere in this current report on Form 8-K and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007.

	As of September 30, 2007
	Actual	As Adjusted
	(in millions)
Cash and short-term investments	$824.6	$564.6

Debt:
Senior secured credit facilities:
Senior secured revolving credit facility(1)	$—	$—
Senior secured term loan facility(2)	—	14,000.0
Delayed draw term loan facility(3)	—	—
Senior unsecured cash pay debt(4)	—	5,200.0
Senior unsecured PIK toggle debt(4)	—	2,500.0
Western Wireless notes(5)	2.0	—
Existing ACI debt(6)	389.3	—

Total ACI debt	391.3	21,700.0
Existing Alltel Corporation debt(7)	2,300.2	2,300.2

Total debt	$2,691.5	$24,000.2
Total shareholders’ equity	$11,941.8	$4,600.0
Pro forma retained earnings (deficit)(8)	—	(23.5)

Total capitalization	$14,633.3	$28,576.7

(1)	The senior secured credit facilities will include a $1.5 billion senior secured revolving credit facility, which will be available on and after the closing date of the Transactions until the sixth anniversary of such closing date (no more than $500 million of this revolving facility can be drawn for the purchase or acquisition, in excess of $750 million, of licenses and rights in the 700 MHz auction to be conducted by the FCC). This senior secured revolving credit facility will remain undrawn on the closing date of the Transactions. See “The Transactions.”
(2)	The senior secured term loan facility will mature 7.5 years after the closing of the Transactions.
(3)	The delayed draw term loan facility consists of an additional $750.0 million maturing 7.5 years from the closing date of the Transactions and is available on a delayed-draw basis until the one-year anniversary of the closing date of the Transactions for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC. See “The Transactions.”
(4)	The $5.2 billion senior unsecured cash pay debt includes the senior notes with the balance constituting a senior unsecured cash pay interim loan facility with an initial term of one year, which can be exchanged for senior unsecured cash pay exchange notes or converted into senior unsecured cash pay term loans, in either case maturing November , 2015. The $2.5 billion senior unsecured PIK toggle debt may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility with an initial term of one year, which can be exchanged for senior unsecured PIK toggle exchange notes or converted into senior unsecured PIK toggle term loans, in either case maturing November , 2017.

(5)	Assumes the conversion of $2.0 million principal amount of 4.625 percent convertible notes of Western Wireless, guaranteed by Alltel Corporation, into $3,650.09 in cash per $1,000 principal amount of notes. To the extent such notes are not converted at the option of the holder on or before the consummation of the merger, such notes will remain outstanding and will be entitled to convert only into $3,650.09 per $1,000 principal amount of the notes.
(6)	Assumes the repurchase of existing debt, in connection with our offers to repurchase such debt, consisting of the following (in millions):

$297.3 principal amount of 8.00 percent notes due 2010 of Alltel Ohio, a subsidiary of ACI, guaranteed by Alltel Corporation

$ 39.0 principal amount of 6.65 percent notes due 2008 of ACI guaranteed by Alltel Corporation

$ 53.0 principal amount of 7.60 percent notes due 2009 of ACI guaranteed by Alltel Corporation

To the extent that this existing debt is not repurchased in such offers, we intend to issue at or after the closing of the Transactions a notice of redemption with respect to any such indebtedness that is not so repurchased in the debt repurchase.

(7)	The Rollover Debt consists of the following (in millions):

$800.0 principal amount of Alltel Corporation’s 7.00 percent notes due 2012

$200.0 principal amount of Alltel Corporation’s 6.50 percent notes due 2013

$300.0 principal amount of Alltel Corporation’s 7.00 percent notes due 2016

$300.0 principal amount of Alltel Corporation’s 6.80 percent notes due 2029

$700.0 principal amount of Alltel Corporation’s 7.875 percent notes due 2032

$0.2 principal amount under an Alltel Corporation 10.00 percent promissory note due 2010

None of the subsidiaries of Alltel Corporation are guarantors of the Rollover Debt. For additional information on our debt financing, see our current report on Form 8-K filed with the SEC on November 1, 2007.

(8)	See Note (b)(8) to our unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 for additional information. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been derived from Alltel’s audited financial statements for the year ended December 31, 2006 and unaudited financial statements as of and for the nine months ended September 30, 2007 included elsewhere in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. The unaudited pro forma condensed consolidated statement of income for the twelve months ended September 30, 2007 has been derived by taking the historical audited statement of income for the year ended December 31, 2006, plus the historical unaudited statement of income for the nine months ended September 30, 2007, less the historical unaudited statement of income for the nine months ended September 30, 2006. The unaudited pro forma condensed consolidated statements of income give effect to the Transactions as if they had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the Transactions described below had occurred on September 30, 2007. The pro forma adjustments are based upon the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what Alltel’s results of operations or financial position would have been had the Transactions actually occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “The Transactions” and “Summary Historical and Pro Forma Consolidated Financial and Operating Data,” and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. The unaudited pro forma condensed consolidated financial information also should not be considered representative of Alltel’s future results of operations or financial position.

The unaudited pro forma condensed consolidated financial information presented reflects Alltel’s historical financial results adjusted to give effect to the Transactions. See “The Transactions.”

The acquisition has been accounted for as a purchase of Alltel. Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets and liabilities of Alltel, as described in Note (b) in the accompanying notes to the unaudited pro forma condensed consolidated balance sheet. As of the date of this current report on Form 8-K, Alltel has not completed the valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price. A final determination of fair values will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. The final purchase price allocation will be based on third party appraisals and may be different than that reflected in the pro forma purchase price allocation and this difference may be material.

As provided under Article 11 of SEC Regulation S-X, the unaudited pro forma condensed consolidated statements of income do not reflect any non-recurring charges directly related to the Transactions that have already been incurred by Alltel or will be incurred upon closing of the Transactions. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements and include (1) transaction-related costs such as financial advisory, legal and regulatory filing fees and (2) amounts paid to employees to settle employee stock option and restricted stock awards in connection with the closing of the merger.

ALLTEL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2007

(in millions)

	Alltel, as reported	Pro Forma Adjustments		Alltel, Pro Forma
Assets:
Cash and short-term investments	$824.6	$(435.4	)(a)	$389.2
Other current assets	1,123.6	—		1,123.6

Total current assets	1,948.2	(435.4)		1,512.8

Investments	188.8	329.8	(b)	518.6
Goodwill	8,421.1	9,967.9	(b)	18,389.0
Other intangibles	2,001.0	5,101.4	(b)	7,102.4
Property, plant and equipment	5,031.4	—		5,031.4
Other assets	115.3	326.4	(a)(b)	441.7

Total Assets	$17,705.8	$15,290.1		$32,995.9

Liabilities and Shareholders’ Equity:
Current maturities of long-term debt	$39.0	$101.0	(a)	$140.0
Other current liabilities	1,319.9	(298.2	)(a)(b)	1,021.7

Total current liabilities	1,358.9	(197.2)		1,161.7

Long-term debt	2,665.3	20,827.7	(a)(b)	23,493.0
Deferred income taxes	1,085.4	2,434.9	(b)	3,520.3
Other liabilities	654.4	(410.0	)(a)(b)(c)	244.4

Total liabilities	5,764.0	22,655.4		28,419.4

Shareholders’ Equity:
Preferred stock	0.3	(0.3	)(c)	—
Common stock	344.5	(344.5	)(c)	—
Additional paid-in capital	3,050.3	1,549.7	(a)(c)	4,600.0
Accumulated other comprehensive loss	(25.1)	25.1	(b)	—
Retained earnings (deficit)	8,571.8	(8,595.3	)(b)(c)	(23.5)

Total shareholders’ equity	11,941.8	(7,365.3)		4,576.5

Total Liabilities and Shareholders’ Equity	$17,705.8	$15,290.1		$32,995.9

See the accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in millions, except per share amounts)

(a)	The following table illustrates the sources and uses of cash in the Transactions, assuming they had occurred on September 30, 2007:

Sources:
Senior secured term loan facility(1)	$14,000.0
Senior unsecured cash pay debt(1)	5,200.0
Senior unsecured PIK toggle debt(1)	2,500.0
Cash equity contribution from Sponsors(2)	4,600.0

Total	26,300.0

Uses:
Cash payment to holders of Alltel common and preferred stock(3)	24,648.0
Cash payment to settle outstanding stock option awards(4)	322.7
Repurchase of certain long-term debt obligations of ACI(5)	389.3
Cash payment to effect conversion of Western Wireless notes(6)	7.3
Other transaction costs and expenses(7)	943.1
Financing costs(8)	425.0

Net use of Alltel’s available cash on hand	$(435.4)

(1)	Upon closing of the Transactions, ACI will borrow $14.0 billion under a senior secured term loan facility with a maturity of 7.5 years requiring annual principal repayments of $140.0 million with the balance of the loan due at maturity. Accordingly, $140.0 million of the borrowings under the senior secured term loan facility have been classified as current maturities in the unaudited pro forma condensed consolidated balance sheet. In connection with the Transactions, ACI will also incur $5.2 billion in aggregate principal amount of senior unsecured cash pay debt (including the senior notes with the balance constituting a senior unsecured cash pay interim loan facility) and $2.5 billion in aggregate principal amount of senior unsecured PIK toggle debt (which may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility) to fund the remaining portion of the merger consideration. For additional information on our debt financing, see our current report on Form 8-K filed with the SEC on November 1, 2007. For purposes of preparing these unaudited pro forma condensed consolidated financial statements, Alltel has assumed that these financing transactions have been consummated as of the closing date of the Transactions. In addition, no amounts were assumed to be borrowed under the $1.5 billion senior secured revolving credit facility or the $750.0 million delayed draw term loan facility as of the closing date of the Transactions.
(2)	Represents the Sponsors’ cash equity contribution to fund a portion of the consideration paid to Alltel shareholders and holders of stock options and other equity awards. In addition, this amount will include a cash rollover in an amount to be determined.
(3)	Represents the total amount of cash consideration to be paid to Alltel shareholders, including holders of restricted stock awards. In the acquisition, each share of Alltel common stock will be cancelled and exchanged for $71.50 in cash. Similarly, each outstanding share of Alltel’s Series C $2.06 no par cumulative convertible preferred stock and each outstanding share of Alltel’s Series D $2.25 no par cumulative convertible preferred stock will be cancelled and exchanged for $523.22 and $481.37 in cash, respectively. The total consideration to be paid to Alltel common and preferred shareholders was estimated to be $24.6 billion and was calculated on the basis of: 344,485,125 shares of common stock, 10,028 shares of Series C preferred stock and 25,033 shares of Series D preferred stock outstanding at September 30, 2007. The actual consideration to be paid to Alltel shareholders to effect the merger will be based on the actual number of Alltel common and preferred shares outstanding as of the closing date of the Transactions.

(4)	In connection with the merger, stock option awards whether vested or unvested will become fully vested and converted into the right to receive a cash payment equal to the difference between the $71.50 merger consideration and the exercise price of the stock option multiplied by the number of shares granted under the stock option award. The total consideration to be paid to holders of stock option awards was estimated to be $322.7 million and was calculated on the basis of 15,019,392 options outstanding at September 30, 2007 with a weighted average exercise price of $50.01 per share. The actual consideration to be paid to holders of stock option awards will be based on the actual number of stock options outstanding as of the closing date of the Transactions. In addition, effective with the merger, all outstanding restricted stock awards will become fully vested and converted into the right to receive in cash the merger consideration of $71.50 per share.
(5)	In connection with the merger, on October 15, 2007, we launched cash tender offers and consent solicitations to repurchase certain long-term debt obligations of ACI totaling $389.3 million to be financed with a portion of the net cash proceeds received from the issuance of new debt. The long-term debt obligations to be repurchased consist of $297.3 million principal amount of 8.00 percent notes due 2010 issued by Alltel Ohio, a subsidiary of ACI; $39.0 million principal amount of 6.65 percent notes due 2008 issued by ACI; and $53.0 million principal amount of 7.60 percent notes due 2009 also issued by ACI. On October 26, 2007, Alltel announced that ACI and Alltel Ohio had received tenders and consents (the requisite consents for each series) from holders of approximately $26.1 million (or approximately 66.86 percent of the aggregate principal amount) of ACI’s 6.65 percent notes due 2008, $49.2 million (or approximately 92.88 percent of the aggregate principal amount) of ACI’s 7.60 percent notes due 2009 and $280.0 million (or approximately 94.18 percent of the aggregate principal amount) of Alltel Ohio’s 8.00 percent notes due 2010. Alltel expects to redeem any of this indebtedness that is not purchased in the debt repurchase at or after the closing of the Transactions. Of the total debt to be repaid, $39.0 million was included in current maturities of long-term debt within Alltel’s historical September 30, 2007 consolidated balance sheet.
(6)	Represents the total amount of cash consideration to be paid to holders of the Western Wireless 4.625 percent convertible notes due 2023, representing an aggregate principal amount of $2.0 million, to effect the conversion of these notes as of the date of the merger. Each $1,000 principal amount of notes is convertible into $3,650.09 in cash. To the extent such notes are not converted at the option of the holder on or before the closing of the Transactions, such notes will remain outstanding and will be entitled to convert only into $3,650.09 per $1,000 principal amount of the notes.
(7)	Represents our estimate of other fees and expenses associated with the Transactions, including tender and conversion fees in connection with the repurchase and conversion of existing debt and legal, accounting and advisory fees associated with the Transactions, including fees payable to the Sponsors. This amount also includes payments to employees and retirees of approximately $506.0 million that will be paid out as a result of the completion of the Transactions. Of this total, $124.3 million had been previously expensed by Alltel and was included in other current liabilities ($2.8 million) and other long-term liabilities ($121.5 million) in Alltel’s historical consolidated balance sheet as of September 30, 2007. The remaining portion of these payments not accrued for by Alltel as of September 30, 2007 of approximately $381.7 million will be expensed on or prior to the closing of the Transactions.
(8)	Represents the capitalization of estimated financing costs of $386.5 million that will be incurred in connection with the revolving credit agreement, new senior secured term loan facility and senior notes and a one-time commitment fee of $38.5 million related to unused financing commitments.

(b)	This adjustment is to reflect the estimated preliminary purchase price allocation as of September 30, 2007 resulting from the pushdown of the Sponsors’ cost basis to Alltel. For purposes of determining the preliminary purchase price allocation, the fair market value of all tangible and intangible assets acquired and liabilities assumed were estimated as of September 30, 2007. Except for the specific fair value adjustments discussed below, Alltel has assumed that its historical carrying values of assets acquired and liabilities assumed reflect fair value. The preliminary allocation of purchase price is as follows:

Costs to acquire (see (a) above):
Cash payment to holders of Alltel common and preferred stock	$24,648.0
Cash payment to settle outstanding stock option awards	322.7
Repurchase of certain long-term debt obligations of ACI	389.3
Cash payment to effect conversion of Western Wireless notes	7.3
Other transaction costs and expenses	943.1
Financing costs	425.0

Total	26,735.4

Allocated to:
Current assets, including cash acquired	(1,948.2)
Property, plant and equipment acquired at historical net book value	(5,031.4)
Investments(1)	(518.6)
Other assets(2)(3)(4)(7)	(441.7)
Identifiable intangible assets acquired(5)	(7,102.4)
Other current liabilities assumed(6)(7)(8)	1,021.7
Long-term debt assumed (including fair value adjustment)(2)(9)(10)	1,933.0
Deferred income taxes(11)(12)	3,520.3
Other long-term liabilities assumed(3)(7)	244.4
Retained deficit(8)	(23.5)

Preliminary allocation to goodwill	$18,389.0

(1)	Fair value adjustments of approximately $329.8 million have been made to increase the carrying value of Alltel’s investments in unconsolidated wireless partnerships. The fair value of the partnership investments has been estimated based on preliminary valuation studies performed by a third-party valuation firm utilizing discounted cash flow techniques and comparable market values for similar minority partnership interests in the wireless industry.
(2)	Concurrent with the merger, Alltel will terminate all four of its pay variable/receive fixed interest rate swaps, which had a fair market value as of September 30, 2007 of $21.8 million.
(3)	Represents adjustment of other non-current assets and liabilities for pension and other postretirement benefit obligations based on preliminary purchase accounting valuations to reflect the effects of changes in pension asset values and in actuarial assumptions. As of the date of this current report on Form 8-K, Alltel has not completed the actuarial valuations related to its employee benefit obligations. The final valuations will be based on asset values, discount rates and other actuarial assumptions appropriate as of the date of the merger. Accordingly, the amounts ultimately allocated to accrued and prepaid pension cost and other postretirement benefit liabilities may differ materially from the amounts shown below. The estimated pro forma adjustments are as follows:

Purchase Accounting Adjustment
Increase in other non-current assets	$12.2
Increase in other non-current liabilities	0.1

Total	$12.3

(4)	As of the closing date of the Transactions, Alltel will eliminate the remaining $24.0 million of unamortized debt issuance costs applicable to its existing long-term debt obligations recorded in other assets.
(5)	As of the closing date of the Transactions, the recorded values of Alltel’s customer base and cellular and PCS licenses (collectively the “wireless licenses”) will be adjusted for the preliminary purchase price allocation. As of September 30, 2007, the identifiable intangibles consisted of: (a) value assigned to Alltel’s customer base of $3.0 billion; (b) value assigned to Alltel’s wireless licenses of $3.3 billion; and (c) value assigned to Alltel’s trademark and tradenames of $800.0 million. Alltel also estimated that the carrying values of an existing roaming agreement and non-compete agreement would approximate fair value and has retained these two identifiable intangible assets as part of the preliminary purchase price allocation. For purposes of the unaudited pro forma condensed consolidated statements of income, Alltel expects to amortize the fair value of the customer base using the sum-of-the-years digits method over an eight-year period, which is consistent with Alltel’s historical customer churn rates in its markets. For trademarks and tradenames and the existing roaming and non-compete agreements, Alltel expects to amortize the fair value of these intangible assets on a straight-line basis over their respective estimated lives of eight years, fifteen months and five months. The wireless licenses have been classified as indefinite-lived intangible assets and are not subject to amortization because Alltel expects both the renewal by the granting authorities and the cash flows generated from the wireless licenses to continue indefinitely. Goodwill and the wireless licenses are not amortized and will be evaluated for impairment on an annual basis.

The fair values and useful lives assigned to the identifiable intangible assets have been estimated based on preliminary valuation studies performed by a third-party valuation firm utilizing discounted cash flow techniques and comparable market values for similar transactions in the wireless industry. The final purchase price allocation will be based on a complete appraisal performed by the third-party valuation firm subsequent to the consummation of the merger and may result in a materially different allocation for intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. Any change in the amount of the final purchase price allocated to amortizable, finite-lived intangible assets could materially affect the amount of annual amortization expense.

A summary of the effects of the preliminary purchase price allocation to goodwill and other identifiable intangible assets is as follows:

	Estimated Fair Value	Historical Cost	Purchase Accounting Adjustment
Goodwill	$18,389.0	$8,421.1	$9,967.9

Other intangible assets:
Wireless licenses	$3,300.0	$1,661.5	$1,638.5
Customer list	3,000.0	337.1	2,662.9
Trademarks and tradenames	800.0	—	800.0
Roaming agreements	2.3	2.3	—
Non-compete agreement	0.1	0.1	—

Total other intangible assets	$7,102.4	$2,001.0	$5,101.4

(6)	In conjunction with the cash settlement of the stock option and restricted stock awards (see Note (a)(4) above) and cash payments to employees and retirees (see Note (a)(7) above) and the expected deductibility of the cash payments for income tax purposes, Alltel recorded in the unaudited pro forma condensed consolidated balance sheet a tax benefit of $239.8 million. As a result of the acceleration of vesting of stock option and restricted stock awards in conjunction with the merger, Alltel will record pretax compensation expense of approximately $68.9 million with respect to the predecessor company disclosures to be included in our consolidated financial statements following the completion of the Transactions. Due to the non-recurring nature of this expense, the effects of this additional stock-based compensation expense have been excluded from the unaudited pro forma condensed consolidated statements of income.

(7)	As of the closing date of the Transactions, Alltel will eliminate its existing deferred activation fees and rental income of $328.5 million ($40.6 million was recorded in other current liabilities and $287.9 million was recorded in other liabilities) and the corresponding amounts of deferred acquisition and leasing costs of $26.5 million recorded in other assets in accordance with Emerging Issues Task Force, or EITF, No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” because Alltel has no legal performance obligations associated with these deferred revenue balances. The deferred rental income referred to above includes deferred rental revenue of $310.5 million related to Alltel’s agreement to lease cell site towers to American Tower Corporation, or American Tower, which was received in advance by Alltel under terms of the agreement and would have been recognized as revenue ratably over the remaining lease term ending in 2017. The effect of this write-off has been included in the adjustments to the unaudited pro forma condensed consolidated statements of income. See Note (a) to the unaudited pro forma condensed consolidated statements of income.
(8)	For purposes of these unaudited pro forma condensed consolidated financial statements, the senior bridge loan facility was assumed not to be utilized, and accordingly, the related commitment fee of $38.5 million has been expensed, net of the related income tax benefit of $15.0 million (recorded in other current liabilities) in the unaudited pro forma condensed consolidated balance sheet. Due to the non-recurring nature of this expense, it has been excluded from the unaudited pro forma condensed consolidated statements of income.
(9)	As of the closing date of the Transactions, Alltel will eliminate the remaining $9.0 million of unamortized debt discount applicable to Alltel’s existing long-term debt obligations.
(10)	Fair value adjustments of approximately $367.2 million have been made to decrease the carrying value of the $2.3 billion of long-term debt that will be assumed in the merger. Alltel expects to amortize the effect of the fair value adjustment (recorded as a discount on long-term debt) as an increase to interest expense over the term of each related debt issue. The effect of amortizing the fair value adjustment to interest expense has been included in the adjustments to the unaudited pro forma condensed consolidated statements of income. See Note (e) to the unaudited pro forma condensed consolidated statements of income.

Giving effect to the issuance of new debt (see Note (a)(1) above), repurchase or redemption of certain existing long-term debt obligations of ACI (See Note (a)(5) above), assumed conversion of the Western Wireless 4.625 percent convertible notes due 2023 (see Note (a)(6) above), and the fair value adjustment to Alltel’s existing long-term debt obligations, the following table presents the estimated long-term debt outstanding of Alltel and its subsidiaries immediately following the merger on a pro forma basis:

Senior secured term loan facility — 7.5 year maturity (i)	$14,000.0

Total secured debt	14,000.0

Unsecured debt:
Alltel Corporation — 7.00 percent, due 2012	800.0
Alltel Corporation — 6.50 percent, due 2013	200.0
Alltel Corporation — 7.00 percent, due 2016	300.0
Alltel Corporation — 6.80 percent, due 2029	300.0
Alltel Corporation — 7.875 percent, due 2032	700.0
Alltel Corporation — 10.00 percent, due 2010	0.2
Senior unsecured cash pay debt (ii)	5,200.0
Senior unsecured PIK toggle debt (iii)	2,500.0

Total unsecured debt	10,000.2
Discount on long-term debt (fair value adjustment related to assumed debt)	(367.2)

Total long-term debt (including current maturities)	$23,633.0

(i)	Assumes that the $1.5 billion senior secured revolving credit facility and the $750.0 million delayed draw term loan facility will remain undrawn as of the closing date of the Transactions.
(ii)	All or a portion of the $5.2 billion may take the form of the senior notes with the balance constituting a senior unsecured cash pay interim loan facility.
(iii)	All or a portion of the $2.5 billion may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility.

(11)	As of the closing date of the Transactions, Alltel will record incremental deferred taxes of $2,418.9 million required under Statement of Financial Accounting Standards, or SFAS, No. 109, “Accounting for Income Taxes,” to account for the difference between the revised book basis (i.e., fair value) of Alltel’s tangible and intangible assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. The pro forma adjustment to deferred income taxes was based on Alltel’s statutory tax rate of 38.9 percent.
(12)	As of the closing date of the Transactions, Alltel will eliminate amounts previously recognized in accumulated other comprehensive loss of $25.1 million and the associated deferred income taxes of $16.0 million related to Alltel’s defined benefit pension and other postretirement benefit plans in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

(c)	As of the closing date of the Transactions, Alltel will eliminate its shareholders’ equity and redeemable preferred stock account balances resulting from the Sponsors’ acquisition of all of Alltel’s outstanding common and preferred stock. In the acquisition, each share of Alltel common stock will be cancelled and exchanged for $71.50 in cash. Similarly, each outstanding share of Alltel’s Series C $2.06 no par cumulative convertible preferred stock and each outstanding share of Alltel’s Series D $2.25 no par cumulative convertible preferred stock (which is recorded in other liabilities) will be cancelled and exchanged for $523.22 and $481.37 in cash, respectively. As a result of the merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of Alltel.

ALLTEL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2007

(in millions)

	Alltel, as Reported	Pro Forma Adjustments		Pro Forma
Revenues and sales	$8,623.3	$(35.6	)(a)	$8,587.7

Costs and expenses:
Cost of services	2,547.1	(1.6	)(a)	2,545.5
Cost of products sold	1,203.2	—		1,203.2
Selling, general, administrative and other	1,902.3	30.2	(b)	1,932.5
Depreciation and amortization	1,383.9	529.2	(c)	1,913.1
Integration expenses, restructuring and other charges	56.2	(35.6	)(d)	20.6

Total costs and expenses	7,092.7	522.2		7,614.9

Operating income	1,530.6	(557.8)		972.8
Equity earnings in unconsolidated partnerships	63.0	—		63.0
Minority interest in consolidated partnerships	(36.9)	—		(36.9)
Other income, net	34.1	—		34.1
Interest expense	(187.9)	(1,872.4	)(e)	(2,060.3)
Gain on disposal of assets	56.5	—		56.5

Income (loss) from continuing operations before income taxes	1,459.4	(2,430.2)		(970.8)
Income tax expense (benefit)	516.1	(959.2	)(f)	(443.1)

Net income (loss) from continuing operations	$943.3	$(1,471.0)		$(527.7)

Other financial data:
Ratio of earnings to fixed charges		(g	)	—

See the accompanying notes to these unaudited pro forma condensed consolidated statements of income.

ALLTEL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(in millions)

	Alltel, as Reported	Pro Forma Adjustments		Pro Forma
Revenues and sales	$6,535.1	$(26.7	)(a)	$6,508.4
Costs and expenses:
Cost of services	1,933.4	(1.2	)(a)	1,932.2
Cost of products sold	876.1	—		876.1
Selling, general, administrative and other	1,445.5	23.2	(b)	1,468.7
Depreciation and amortization	1,060.0	384.3	(c)	1,444.3
Integration expenses, restructuring and other charges	53.3	(35.6	)(d)	17.7

Total costs and expenses	5,368.3	370.7		5,739.0

Operating income	1,166.8	(397.4)		769.4
Equity earnings in unconsolidated partnerships	48.5	—		48.5
Minority interest in consolidated partnerships	(27.4)	—		(27.4)
Other income, net	19.2	—		19.2
Interest expense	(140.3)	(1,404.5	)(e)	(1,544.8)
Gain on disposal of assets	56.5	—		56.5

Income (loss) from continuing operations before income taxes	1,123.3	(1,801.9)		(678.6)
Income tax expense (benefit)	415.8	(714.8	)(f)	(299.0)

Net income (loss) from continuing operations	$707.5	$(1,087.1)		$(379.6)

See the accompanying notes to these unaudited pro forma condensed consolidated statements of income.

ALLTEL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in millions)

	Alltel as Reported	Pro Forma Adjustments		Pro Forma
Revenues and sales	$7,884.0	$(35.5	)(a)	$7,848.5

Costs and expenses:
Cost of services	2,340.6	(1.6	)(a)	2,339.0
Cost of products sold	1,176.9	—		1,176.9
Selling, general, administrative and other	1,755.3	27.5	(b)	1,782.8
Depreciation and amortization	1,239.9	592.3	(c)	1,832.2
Integration expenses, restructuring and other charges	13.7	—		13.7

Total costs and expenses	6,526.4	618.2		7,144.6

Operating income	1,357.6	(653.7)		703.9
Equity earnings in unconsolidated partnerships	60.1	—		60.1
Minority interest in consolidated partnerships	(46.6)	—		(46.6)
Other income, net	84.0	—		84.0
Interest expense	(282.5)	(1,852.8	)(e)	(2,135.3)
Gain on exchange or disposal of assets and other	126.1	—		126.1

Income (loss) from continuing operations before income taxes	1,298.7	(2,506.5)		(1,207.8)
Income tax expense (benefit)	475.0	(975.0	)(f)	(500.0)

Net income (loss) from continuing operations	$823.7	$(1,531.5)		$(707.8)

See the accompanying notes to these unaudited pro forma condensed consolidated statements of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF INCOME

(in millions)

(a)	This adjustment is to eliminate the deferred rental income and associated deferred leasing costs written-off as of the closing date of the Transactions as previously discussed in Note (b)(7) to the unaudited pro forma condensed consolidated balance sheet.

(b)	This adjustment is to record the annual management fee that Alltel will pay to the Sponsors after the close of the merger and was calculated based on 1 percent of Adjusted EBITDA as prescribed in the Sponsors management agreement. See “Sponsors Management Agreement.”

(c)	This adjustment is to reflect the estimated incremental annual amortization expense based on the preliminary estimates of fair value and useful lives of identified, finite-lived intangible assets. See Note (b)(5) to the unaudited pro forma condensed consolidated balance sheet.

	Estimated Fair Value	Estimated Life	Amortization Method	Year 1 Annual Amortization Expense	Year 2 Annual Amortization Expense
Customer list	$3,000.0	8 years	Sum-of-the-years digits	$666.6	$583.3
Trademark and tradenames	800.0	8 years	Straight-line	100.0	100.0

Total				$766.6	$683.3

A summary of the effects of the adjustments on amortization expense are as follows:

	Year Ended December 31, 2006	Nine Months Ended Sept. 30, 2007	Twelve Months Ended Sept. 30, 2007
Estimated amortization expense related to finite-lived intangible assets (per above)	$766.6	$512.5	$704.1
Elimination of amortization expense associated with customer lists recorded in prior acquisitions that will be written-off as of the closing date of the Transactions	(174.3)	(128.2)	(174.9)

Net increase in amortization expense	$592.3	$384.3	$529.2

(d)	This adjustment is to eliminate $35.6 million of non-recurring expenses incurred by Alltel related to the acquisition, principally consisting of legal, regulatory filing and financial advisory fees, which are non-deductible for both federal and state income tax purposes. Accordingly, these expenses have been excluded in computing the related income tax effects of the pro forma adjustments discussed in Note (f) below.

(e)	This adjustment is to record (1) the estimated interest expense recognized on newly-issued debt as calculated below; (2) the amortization of debt issuance costs capitalized associated with the newly-issued debt as computed below; (3) the elimination of interest expense related to certain long-term debt obligations of Alltel that will be repaid immediately upon consummation of the merger as discussed in Note (a)(5) to the unaudited pro forma condensed consolidated balance sheet; (4) the elimination of the amortization of debt discount and debt issuance costs related to pre-existing debt of Alltel written off as of the closing date of the Transactions as discussed in Notes (b)(4) and (b)(9) to the unaudited pro forma condensed consolidated balance sheet; and (5) the amortization of the fair value adjustment to long-term debt discussed in Note (b)(10) to the unaudited pro forma condensed consolidated balance sheet.

The weighted average interest rate for the newly issued debt was estimated to be 8.48 percent, resulting in annual interest expense of $1,839.2 million. A change in the weighted average interest rate of one-eighth of one percent would change annual interest expense by approximately $27.1 million and the pro forma net loss by approximately $16.6 million. For purposes of these unaudited pro forma condensed consolidated financial statements, Alltel has assumed that the interest accruing on the senior unsecured PIK toggle debt will be paid in cash when due.

Debt issuance costs will be amortized over the life of the related debt. Amortization expense per year was estimated to be $49.7 million.

A summary of the effects of the adjustments on interest expense are as follows:

	Year Ended December 31, 2006	Nine Months Ended Sept. 30, 2007	Twelve Months Ended Sept. 30, 2007
Estimated interest expense related to newly issued debt (per above)	$1,839.2	$1,379.4	$1,839.2
Amortization of estimated capitalized debt issuance costs related to newly issued debt (per above)	49.7	37.3	49.7
Elimination of interest expense related to borrowings expected to be repaid at the closing of the merger and elimination of the effects on interest expense due to the write-off of debt discount and unamortized debt issuance costs	(52.4)	(25.5)	(34.0)
Increase in interest expense due to amortizing fair value adjustment	16.3	13.3	17.5

Net increase in interest expense	$1,852.8	$1,404.5	$1,872.4

(f)	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (a) through (e) above based on Alltel’s statutory tax rate of 38.9 percent.

(g)	Earnings for purposes of this pro forma ratio consist of consolidated pretax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized. Fixed charges for purposes of this pro forma ratio consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense. For the twelve months ended September 30, 2007, on a pro forma basis, earnings were insufficient to cover fixed charges by $939.0 million.

Indebtedness Following the Transactions

We and our subsidiaries will incur substantial indebtedness in connection with the Transactions. Additionally, interest expense will significantly increase. Our primary continuing liquidity needs will be to finance working capital, capital expenditures and debt service. The amount of cash required for debt service will increase significantly after the consummation of the Transactions, which may reduce the amount of cash available to us to make capital expenditures.

After the consummation of the Transactions, we will be highly leveraged. As of September 30, 2007, on a pro forma basis after giving effect to the Transactions, we would have had outstanding approximately $24.0 billion in aggregate principal amount of indebtedness, with an additional approximately $1.5 billion of borrowing capacity available under our new senior secured revolving credit facility (assuming that the borrowing base on such date was at least that amount) and an additional $750.0 million available for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC. Our liquidity requirements will be significant, primarily due to debt service requirements. We estimate that our interest expense for the twelve months ended September 30, 2007 would have been approximately $2,061.9 million (assuming interest on the senior toggle notes is paid in cash) on a pro forma basis after giving effect to the Transactions.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
Ratio of earnings to fixed charges(a)	2.68	4.02	4.36	4.11	6.12

(a)	Earnings for purposes of this ratio consist of consolidated pretax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized. Fixed charges for this purpose consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a pro forma ratio of earnings to fixed charges for the twelve months ended September 30, 2007 giving effect to the Transactions as if they had occurred on January 1, 2006. For the twelve months ended September 30, 2007, on a pro forma basis, earnings were insufficient to cover fixed charges by $939.0 million.

PRO FORMA CONTRACTUAL OBLIGATIONS

The following pro forma contractual obligations table represents a summary of the future repayments of long-term debt obligations and related interest expense applicable to the estimated long-term debt outstanding of Alltel and its subsidiaries immediately following the merger as presented in Notes (a) and (b) to the Unaudited Pro Forma Condensed Consolidated Financial Information presented elsewhere in this current report on Form 8-K. Following the completion of the Merger, Alltel does not expect any material changes in the amount of projected cash outlays for operating leases, purchase commitments and site maintenance fees. Accordingly, these items have been excluded from the pro forma contractual obligations table below. In addition, because Alltel cannot estimate the timing of the recognition of the pro forma long-term liabilities, principally consisting of deferred income taxes, due to the anticipated generation of net operating losses subsequent to the Merger, such long-term liabilities have also been excluded from the pro forma contractual obligations table. The following pro forma contractual obligations table assumes that our $1.5 billion senior secured revolving credit facility and our $750.0 million delayed draw term loan facility will remain undrawn.

	Pro Forma for Merger
	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in millions)
Long-term debt, including current maturities (a)	$140.0	$280.1	$280.1	$23,300.0	$24,000.2
Interest payments on long-term debt (b) (c)	2,006.7	3,971.0	3,928.5	10,141.7	20,047.9

Total long-term debt and interest payments	$2,146.7	$4,251.1	$4,208.6	$33,441.7	$44,048.1

(a)	Excludes fair value adjustments of $(367.2) million related to Alltel’s existing debt of $2,300.2 million that will be assumed in the merger.
(b)	Excludes the adverse effects on interest expense from amortizing the estimated capitalized debt issuance cost of $386.5 million and the fair value adjustments that will be recorded as a discount.
(c)	For purposes of preparing the pro forma debt, the weighted-average interest rates for the senior secured term loan facility, senior notes and the senior toggle notes was assumed to be 8.48 percent (See Notes (a) and (b) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Note (e) to the Unaudited Pro Forma Condensed Consolidated Statements of Income for additional information).

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Following the Transactions

Historically, Alltel used its cash and short-term investments and operating cash flows to finance its requirements, including capital expenditures, repayment of long-term debt, payment of dividends and funding stock repurchases. We expect that, following the Transactions, our primary sources of liquidity will continue to be cash flow from operations and funds available under our new senior secured credit facilities.

We will incur substantial indebtedness in connection with the Transactions. Our primary continuing liquidity needs will be to finance working capital, capital expenditures and debt service. The amount of cash required for debt service will increase significantly after the consummation of the Transactions, which may reduce the amount of cash available to us to make capital expenditures. See “Risk Factors” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Upon closing of the Transactions, we expect to incur indebtedness as follows:

•	the entering into by ACI of a new senior secured credit facility consisting of:

•

a senior secured revolving credit facility of $1.5 billion which will be available on and after the closing date of the Transactions until the sixth anniversary of such closing date (no more than $500 million of this revolving facility can be drawn for the purchase or acquisition, in excess of $750 million, of licenses and rights in the 700 MHz auction to be conducted by the FCC);

•

a senior secured term loan facility maturing 7.5 years from the closing date of the Transactions in an aggregate principal amount of $14.0 billion, the entire amount of which will be drawn substantially concurrently with the consummation of the Transactions;

•

delayed draw term loan facility of up to $750.0 million maturing 7.5 years from the closing date of the Transactions available on a delayed-draw basis until the one-year anniversary of the closing date of the Transactions for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC (which may be available in the same amount under the senior secured term loan facility in the event such amounts are paid or committed to be paid on or prior to the closing date of the Transactions);

•

the incurrence by the Issuers of $5.2 billion in aggregate principal amount of senior unsecured cash pay debt including the senior notes with the balance constituting a senior unsecured cash pay interim loan facility with an initial term of one year, which can be exchanged for senior unsecured cash pay exchange notes or converted into senior unsecured cash pay term loans, in either case maturing November             , 2015; and

•

the incurrence by the Issuers of $2.5 billion in aggregate principal amount of senior unsecured PIK toggle debt (which may take the form of senior PIK toggle notes and/or a senior unsecured PIK toggle interim loan facility with an initial term of one year, which can be exchanged for senior unsecured PIK toggle exchange notes or converted into senior unsecured PIK toggle term loans, in either case maturing November             , 2017).

In addition, Atlantis Holdings’ financing arrangements contemplate that the following Rollover Debt will remain outstanding after completion of the merger:

•	$800.0 million principal amount of Alltel Corporation’s 7.00 percent notes due 2012;

•	$200.0 million principal amount of Alltel Corporation’s 6.50 percent notes due 2013;

•	$300.0 million principal amount of Alltel Corporation’s 7.00 percent notes due 2016;

•	$300.0 million principal amount of Alltel Corporation’s 6.80 percent notes due 2029;

•	$700.0 million principal amount of Alltel Corporation’s 7.875 percent notes due 2032; and

•	$0.2 million principal amount under an Alltel Corporation 10.00 percent promissory note due 2010.

None of the subsidiaries of Alltel Corporation are guarantors of the Rollover Debt.

Our liquidity requirements will be significant, primarily due to interest expense, principal repayments and other financing costs relating to the indebtedness incurred in connection with the Transactions. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Financial Condition, Liquidity and Capital Resources.” For a description of the sources and uses of funds with respect to the Transactions, see “Sources and Uses.”

After the consummation of the Transactions, we will be highly leveraged. As of September 30, 2007, on a pro forma basis after giving effect to the Transactions, we would have had outstanding approximately $24.0 billion in aggregate principal amount of indebtedness, with an additional approximately $1.5 billion of borrowing capacity available under our new senior secured revolving credit facility (assuming that the borrowing base on such date was at least that amount) and an additional $750.0 million available for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC. Our liquidity requirements will be significant, primarily due to debt service requirements. We estimate that our interest expense for the twelve months ended September 30, 2007 would have been approximately $2,060.3 million (assuming interest on the senior unsecured PIK toggle debt is paid in cash) on a pro forma basis after giving effect to the Transactions.

Our new senior secured credit facilities will contain various restrictive covenants. However, all of these covenants are subject to significant exceptions. In addition, under the terms of the new senior secured credit facilities, we will be required to maintain a specified senior secured leverage ratio. Our ability to meet such ratio can be affected by events beyond our control, and we cannot assure you that we will meet any such ratio. The terms of our new senior secured credit facilities have not been agreed upon, and therefore the terms may differ from those described herein. For additional information on our debt financing, see our current report on Form 8-K filed with the SEC on November 1, 2007.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we obtain any licenses for 700 MHz spectrum in Auction 73, we may have to increase our capital expenditure in order to deploy any technologies that may develop for this spectrum. See “Risk Factors.”

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our new senior secured credit facilities and term loan, will be adequate to meet our short-term liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities in an amount sufficient to enable us to make payments of principal or interest relating to our indebtedness, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, on commercially reasonable terms or at all.

MANAGEMENT

The following table sets forth the name, age and position of the individuals who are expected to serve as our executive officers following closing of the merger.

Name	Age(1)	Position
Scott T. Ford	45	President and Chief Executive Officer
Jeffrey H. Fox	45	Chief Operating Officer
C.J. Duvall Jr.	48	Executive Vice President — Human Resources
Sharilyn S. Gasaway	39	Executive Vice President — Chief Financial Officer
Richard N. Massey	51	Chief Strategy Officer and General Counsel
Sue P. Mosley	49	Controller
Holly L. Larkin	35	Treasurer and Secretary

Kevin Beebe currently serves as Alltel’s Group President of Operations and is responsible for Alltel’s customer service, marketing, sales, channel development, field operations and business process development. Effective upon closing of the merger, Mr. Beebe’s employment with Alltel will cease and he will work with Alltel and the Sponsors on a consulting basis for a two-year period. Jeff Fox, Alltel’s current Group President of Shared Services will become the Chief Operating Officer upon closing and will assume Mr. Beebe’s current responsibilities, as further discussed below.

Simultaneously with the consummation of the merger the current directors of the Company will step down and the directors listed below are expected to be named. In addition to the directors named below, an independent director will be elected as agreed by the Sponsors. Each of our directors is expected to hold office until the next annual meeting of shareholders or until his or her successor has been elected.

Name	Age(1)	Position
Scott T. Ford	45	Director
James Coulter	47	Director
Gene Frantz	41	Director
Joseph H. Gleberman	49	Director
John W. Marren	44	Director
Leo F. Mullin	64	Director
Peter Perrone	40	Director

(1)	Age information as of September 30, 2007.

STOCKHOLDERS’ AGREEMENTS

In connection with the Transactions, investment funds associated with or designated by the Sponsors and certain other indirect non-controlling equity co-investors, including management participants, will acquire equity interests in Atlantis Holdings and Alltel. We expect that simultaneous with the closing of the Transactions, we, the Sponsors, and Atlantis Holdings will enter into one or more stockholders’ agreements. The stockholders’ agreements will contain agreements among the parties with respect to the election of our directors and the directors of Atlantis Holdings, restrictions on the issuance or transfer of shares, including tag-along and dragalong rights, other special corporate governance provisions (including the right to approve various corporate actions) and registration rights (including customary indemnification and contribution provisions). The management participants who hold equity interests (including through the exercise of options) in Alltel or Atlantis Holdings and the other co-investors will become party to one or more of these agreements.

SPONSORS MANAGEMENT AGREEMENT

Upon completion of the Transactions, Alltel and the Parent will enter into a management agreement with affiliates of each of the Sponsors, pursuant to which such entities or their affiliates will provide management services. Pursuant to such agreement, affiliates of certain of the Sponsors will receive an aggregate annual management fee equal to one percent of our Adjusted EBITDA, as defined in ACI’s senior credit facilities, and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provisions of services pursuant to the agreement. In addition, pursuant to such agreement, affiliates of the Sponsors will also receive aggregate transaction fees of approximately $270.0 million in connection with services provided by such entities related to the Transactions. Finally, the management agreement will provide that affiliates of the Sponsors will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction as well as a termination fee based on the net present value of future payment obligations under the management agreement, under certain circumstances. The management agreement will include customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

RECONCILIATION OF QUARTERLY NON-GAAP FINANCIAL MEASURES

The following reconciliation of quarterly non-GAAP financial measures should be read in conjunction with the information contained in the earlier sub-section entitled “Reconciliation of Non-GAAP measures.”

The following table sets forth a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA on a historical basis for the periods indicated as follows:

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007
	(in millions)
Net income	$313.0	$402.1	$361.1	$255.2	$297.4	$428.9	$187.2	$215.9	$230.1	$195.7	$282.6
Income (loss) from discontinued operations(a)	(139.4)	(142.2)	(176.9)	(144.8)	(163.2)	(140.5)	(21.9)	19.9	0.1	2.9	(3.9)
Cumulative effect of accounting change(b)	—	—	—	7.4	—	—	—	—	—	—	—

Income from continuing operations	173.6	259.9	184.2	117.8	134.2	288.4	165.3	235.8	230.2	198.6	278.7
Income tax expense	95.1	151.9	111.1	66.4	82.9	170.5	121.3	100.3	146.8	145.7	123.3
Interest expense, net of interest income	79.3	63.8	73.2	78.1	77.1	65.9	27.1	32.1	39.6	42.8	40.2
Depreciation and amortization expense	212.1	221.0	266.2	295.5	299.3	309.6	307.1	323.9	349.5	352.3	358.2

EBITDA	$560.1	$696.6	$634.7	$557.8	$593.5	$834.4	$620.8	$692.1	$766.1	$739.4	$800.4

(a)	The following are included in discontinued operations:

On July 17, 2006, Alltel completed the spin-off of its wireline business. The wireline operations have been reported as discontinued operations for the period January 1, 2004 to July 16, 2006. On August 1, 2005, as part of its acquisition of Western Wireless, Alltel acquired international operations in eight countries. The international operations have been reported as discontinued operations from August 1, 2005 through the dates of sale. All of the international operations were sold by June 2006.

As a condition of receiving approval for its acquisitions of Western Wireless and Midwest Wireless, Alltel agreed to divest certain wireless operations in Arkansas, Kansas, Nebraska and Minnesota. The operations in Arkansas, Kansas and Nebraska have been reported as discontinued operations from August 1, 2005 through the dates of sale, which occurred during the fourth quarter of 2005 and the first quarter of 2006. The operations in Minnesota have been reported as discontinued operations from September 7, 2006 to the date of sale, April 3, 2007. See Note 14 to the audited consolidated financial statements and Note 10 to the unaudited interim financial statements for additional information regarding the discontinued operations.

(b)	Represents the cumulative effect of the change in accounting principle resulting from Alltel’s adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, or FIN 47. In connection with the spin-off, Alltel transferred to Windstream the conditional asset retirement obligation resulting from the adoption of FIN 47. See Note 2 to the audited consolidated financial statements for additional information regarding the adoption of FIN 47.

The	following table sets forth a reconciliation on a historical basis of EBITDA to Adjusted EBITDA:

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007
	(in millions)
EBITDA	$560.1	$696.6	$634.7	$557.8	$593.5	$834.4	$620.8	$692.1	$766.1	$739.4	$800.4
Minority interest in consolidated partnerships	18.3	18.9	20.6	11.3	13.9	11.5	11.7	9.5	9.7	8.9	8.8
Equity earnings in unconsolidated partnerships, net of cash distributions received	(7.3)	(0.2)	0.4	(1.2)	(4.4)	(1.6)	(2.9)	(0.5)	(4.4)	(2.6)	(1.6)
Gain on exchange or disposal of assets and other (a)	—	(188.3)	(30.5)	—	—	(176.6)	50.5	—	(56.5)	—	—
Fidelity National Financial special cash dividend (b)	(111.0)	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense, net of restricted shares surrendered for tax (c)	0.8	1.0	1.1	1.1	7.5	7.1	10.5	7.9	5.7	7.5	9.1
Integration expenses and restructuring charges (d)	—	—	14.3	8.7	10.8	—	—	2.9	6.3	36.0	11.0
Non-cash rental income, net of amortization of related deferred leasing costs (e)	(8.5)	(8.5)	(8.4)	(8.5)	(8.5)	(8.5)	(8.4)	(8.5)	(8.5)	(8.5)	(8.4)
Other miscellaneous changes in operating expenses (f)	19.7	0.7	11.0	19.1	(5.1)	1.1	1.1	(0.6)	1.1	2.9	0.9
Pro forma EBITDA for Western Wireless and Midwest Wireless acquisitions (g)	93.9	109.5	39.8	—	29.5	30.7	31.3	—	—	—	—

Adjusted EBITDA	$566.0	$629.7	$683.0	$588.3	$637.2	$698.1	$714.6	$702.8	$719.5	$783.6	$820.2

(a)	The following are included in gain on exchange or disposal of assets and other:

During 2005, Alltel recorded pretax gains of $158.0 million related to an exchange of wireless properties with AT&T. Of the total pretax gains recorded, $127.5 million was recorded in the second quarter of 2005 and $30.5 million was recorded in the third quarter of 2005. During the second quarter of 2005, Alltel also recorded a pretax gain of $75.8 million in connection with the sale of its investment in Fidelity National Financial Inc common stock. Also, in the second quarter of 2005, Alltel incurred $15.0 million of pretax termination fees associated with the repurchase of $450.0 million of long-term debt and termination of a related interest rate swap.

During the second quarter of 2006, Alltel recorded a pretax gain of $176.6 million related to the liquidation of its investment in Rural Telephone Bank Class C stock. During the third quarter of 2006, Alltel incurred $23.0 million of pretax termination fees associated with the repurchase of $1.0 billion of long-term debt and termination of a related interest rate swap. Alltel also incurred a loss of $27.5 million due to a tax-free debt exchange with two investment banks.

During the first quarter of 2007, Alltel recorded a pretax gain of $56.5 million associated with the sale of marketable equity securities. See Notes 12 and 19 to the audited consolidated financial statements and Note 8 to the unaudited interim consolidated financial statements.

(b)	During the first quarter of 2005, Alltel received a special cash dividend on its investment in Fidelity National common stock.
(c)	Compensation expense recognized by Alltel related to restricted stock and stock option awards. See Note 8 and Note 5 to the audited and unaudited interim consolidated financial statements, respectively, for additional information.
(d)	The following are included in integration expenses and restructuring charges:

During 2005, in connection with the exchange of wireless assets with AT&T and purchase of wireless properties in Alabama and Georgia, Alltel incurred integration expenses of $18.5 million, primarily consisting of handset subsidies incurred to migrate the acquired customer base to CDMA handsets. Alltel also incurred $4.5 million of integration expenses related to its acquisition of Western Wireless, primarily consisting of computer system conversion costs.

During the first quarter of 2006, Alltel incurred an additional $10.8 million of integration expenses related to its acquisition of Western Wireless, consisting of costs incurred to convert Western Wireless’ customer billing and operational support systems to Alltel’s internal systems. During the fourth quarter of 2006, Alltel incurred $2.9 million of integration expenses related to its recent purchase of Midwest Wireless completed on October 3, 2006 and its acquisitions of wireless properties in Illinois, Texas and Virginia completed during the second quarter of 2006. These expenses consisted of branding and signage costs of $1.0 million and computer system conversion and other integration expenses of $1.9 million.

During 2007, Alltel incurred $10.4 million of integration expenses related to its 2006 acquisitions of Midwest Wireless and properties in Illinois, Texas and Virginia. The system conversion and other integration expenses primarily consisted of internal payroll, contracted services and other programming costs incurred in converting the acquired properties to Alltel’s customer billing and operational support systems. In connection with the closing of two call centers, Alltel also recorded severance and employee benefit costs of $4.7 million and lease termination fees of $2.6 million. In connection with its pending acquisition by two private investment firms, Alltel also incurred $35.6 million of incremental costs, principally consisting of financial advisory, legal and regulatory filing fees. See Note 10 to the audited consolidated financial statements and Note 7 to the unaudited interim consolidated financial statements for additional information regarding these integration expenses and restructuring charges.

(e)	Represents non-cash rental income and amortization of deferred leasing costs related to Alltel’s agreement to lease cell site towers to American Tower. The deferred rental income was received in advance by Alltel under the terms of the leasing agreement and is recognized ratably over the remaining lease term ending in 2017.
(f)	The following are included in other miscellaneous changes in operating expenses:

Effective January 1, 2005, Alltel changed its accounting for operating leases with scheduled rent increases to recognize the scheduled increases in rent expense on a straight-line basis. The effect of this change resulted in incremental rent expense of $19.7 million in the first quarter of 2005. Also during 2005, Alltel incurred $19.4 million of incremental costs related to hurricane Katrina and three other storms, consisting of increased long-distance and roaming expenses due to providing these services to affected customers at no charge, system maintenance costs to restore network facilities, additional losses from bad debts, and company donations to support the hurricane relief efforts. Of the total hurricane-related expenses incurred, $9.9 million were incurred in the third quarter of 2005 and $9.5 million were incurred in the fourth quarter of 2005.

(g)	For 2005, represents the historical EBITDA of Western Wireless for the period January 1, 2005 to July 31, 2005. Alltel acquired Western Wireless on August 1, 2005. For 2006, represents the historical EBITDA of Midwest Wireless for the period January 1, 2006 to September 30, 2006. Alltel acquired Midwest Wireless on October 3, 2006.